UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Starwood Hotels & Resorts Worldwide, Inc.

One StarPoint

Stamford, CT 06902

March 21, 2012

Dear Stockholder:

We cordially invite you to attend our 2012 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on Thursday, May 3, 2012, at 10:00 a.m., local time, at The St. Regis Bal Harbour Resort, 9703 Collins Avenue, Bal Harbour, Florida 33154.

At the Annual Meeting, you will be asked to (i) elect ten director nominees to serve on our board of directors until the 2013 Annual Meeting of Stockholders, (ii) approve, on a non-binding advisory basis, the compensation of our named executive officers, (iii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and (iv) act on any other matters that may be properly presented at the Annual Meeting or any adjournment or postponement thereof.

We hope you will attend the Annual Meeting, but whether or not you are planning to attend, we encourage you to vote your shares. You can vote in person at the Annual Meeting or authorize proxies to vote your shares either by telephone, electronically through the Internet, or by completing, signing and returning your proxy card by mail prior to the Annual Meeting. To ensure your vote is counted, please vote as promptly as possible.

We thank you for your continued support and look forward to seeing you at the Annual Meeting.

Sincerely,

Frits van Paasschen	Bruce W. Duncan
Chief Executive Officer and President	Chairman of the Board

YOUR VOTE IS IMPORTANT.

PLEASE PROMPTLY SUBMIT YOUR PROXY BY MAIL, TELEPHONE OR OVER THE INTERNET.

Starwood Hotels & Resorts Worldwide, Inc.

One StarPoint

Stamford, CT 06902

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

DATE:	May 3, 2012

TIME:	10:00 a.m. local time

PLACE:	The St. Regis Bal Harbour Resort 9703 Collins Avenue Bal Harbour, Florida 33154

ITEMS OF BUSINESS:	1. To elect ten directors to serve until the 2013 Annual Meeting of Stockholders and until their successors are duly elected and qualify;

2. To consider and vote upon a proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers;

3. To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012; and

4. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

RECORD DATE:	Holders of record at the close of business on March 9, 2012 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

By Order of the Board of Directors,

Kenneth S. Siegel

Corporate Secretary

March 21, 2012

Stamford, Connecticut

THE BOARD OF DIRECTORS URGES YOU TO VOTE IN PERSON AT THE ANNUAL MEETING

OR TO AUTHORIZE PROXIES TO VOTE YOUR SHARES BY TELEPHONE, THROUGH THE

INTERNET OR BY COMPLETING, SIGNING AND RETURNING YOUR PROXY CARD PRIOR

TO THE ANNUAL MEETING.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

ONE STARPOINT

STAMFORD, CT 06902

PROXY STATEMENT

FOR

2012 ANNUAL MEETING OF STOCKHOLDERS

Our Board of Directors (the “Board”) solicits your proxy for the 2012 Annual Meeting (the “Annual Meeting”) of Stockholders of Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (“we,” “us,” “Starwood” or the “Company”), to be held on Thursday May 3, 2012, at 10:00 a.m. local time, at The St. Regis Bal Harbour Resort, 9703 Collins Avenue, Bal Harbour, Florida 33154, and at any postponement or adjournment thereof. Proxy materials or a Notice of Meeting and Internet Availability were first sent to stockholders on or about March 21, 2012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS.

THE PROXY STATEMENT FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS AND

THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011

ARE AVAILABLE AT www.starwoodhotels.com/corporate/investor_relations.html.

THE ANNUAL MEETING AND VOTING — QUESTIONS AND ANSWERS

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of the ten director nominees, a non-binding advisory vote to approve the compensation of our named executive officers, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and any other matters that may be properly presented at the meeting. We are not aware of any matters to be presented at the meeting, other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, or any adjournment or postponement thereof, the proxies may vote your shares pursuant to the discretionary authority granted in the proxy.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

The Securities and Exchange Commission has adopted rules permitting the electronic delivery of proxy materials. In accordance with those rules, we have elected to provide access to our proxy materials, which include the Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2011, over the Internet at www.starwoodhotels.com/corporate/investor_relations.html. We sent a Notice of Meeting and Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the close of business on March 9, 2012, directing them to a website where they can access the proxy materials and view instructions on how to authorize proxies to vote their shares over the Internet or by telephone. Stockholders who previously indicated a preference for paper copies of our proxy materials going forward received paper copies. If you received a Notice but would like to request paper copies of our proxy materials, you may still do so by following the instructions described in the Notice.

Choosing to receive your proxy materials by email will save us the cost of printing and mailing the documents to you and will also help preserve environmental resources. Unless you affirmatively elect to receive paper copies of our proxy materials in the future by following the instructions included in the Notice, you will continue to receive a Notice directing you to a website for electronic access to our proxy materials.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on May 3, 2012 at 10:00 a.m., local time, at The St. Regis Bal Harbour Resort, 9703 Collins Avenue, Bal Harbour, Florida 33154. Seating will begin at 9:00 a.m. If you plan to attend the Annual Meeting and have a disability or require special assistance, please contact the Company’s Investor Relations department at (203) 351-3500.

Who can attend the Annual Meeting?

Only stockholders of record at the close of business on March 9, 2012, the record date, or their duly authorized proxies, may attend the Annual Meeting. To gain admittance, you must present valid picture identification, such as a driver’s license or passport.

If you hold your shares in “street name” (through a broker, bank or other nominee), you will also need to bring a copy of a brokerage statement or a letter from your broker or other nominee (in a name matching your photo identification) reflecting your stock ownership as of the record date.

If you are a representative of a corporate or institutional stockholder, you must present valid photo identification, along with proof that you are a representative of such stockholder.

Please note that cameras, phones, or other similar electronic devices and the bringing of large bags, packages or sound or video recording equipment will not be permitted in the meeting room.

How many shares must be present to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, holders of a majority of the shares entitled to vote as of the close of business on the record date must be present in person or by proxy. This constitutes a quorum for the transaction of business at the Annual Meeting.

You are counted as present if you attend the Annual Meeting and vote in person, if you properly authorize proxies to vote your shares over the Internet or by telephone or if you properly execute and return a proxy card by mail prior to the Annual Meeting.

Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum is present at the Annual Meeting.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained. Whether or not a quorum is present when the Annual Meeting is convened, the presiding officer may adjourn the Annual Meeting to a date not more than 120 days after March 9, 2012, the record date, without notice other than announcement at the Annual Meeting. If a motion is made to adjourn the Annual Meeting, the persons named as proxies on the enclosed proxy card may vote your shares pursuant to the discretionary authority granted in the proxy.

Who is entitled to vote at the Annual Meeting?

If you were a stockholder of record at the close of business on March 9, 2012, the record date, you are entitled to notice of, and to vote at, the Annual Meeting, or at any adjournment or postponement thereof, on any matter that is properly submitted to a vote. On March 9, 2012, there were 197,101,127 shares of common stock issued, outstanding and entitled to vote. Each owner of record on the record date is entitled to one vote for each share of common stock held.

How do I vote my shares?

In Person.    If you are a stockholder of record, you may vote in person at the Annual Meeting. If you are a stockholder of record who holds shares in “street name” (through a broker, bank or other nominee), you may also vote in person at the Annual Meeting provided you have legal authorization from such broker, bank or other nominee to vote the shares held on your behalf. Please contact your broker, bank or other nominee for further information on such authorization. Ballots will be made available and distributed at the Annual Meeting. If you do not plan to attend the Annual Meeting or do not wish to vote in person, you may authorize proxies to vote your shares by written proxy, by telephone or over the Internet.

By Written Proxy.    If you are a stockholder of record and wish to authorize proxies to vote your shares by written proxy, you may request a proxy card at any time by following the instructions on the Notice. If you are a stockholder of record who holds shares in “street name” you should receive instructions on how you may vote by written proxy from your broker, bank or other nominee.

By Telephone or Internet.    If you are a stockholder of record and wish to authorize proxies to vote your shares by telephone or over the Internet, you may use the toll-free telephone number or access the electronic link to the proxy voting site by following the instructions on the Notice. If you are a stockholder of record who holds shares in “street name,” you may authorize proxies to vote your shares by telephone or over the Internet if your broker, bank or other nominee makes these methods available, in which case you will receive instructions with the proxy materials.

Each share represented by a properly completed written proxy or properly authorized proxy by telephone or over the Internet will be voted at the Annual Meeting in accordance with the stockholder’s instructions specified in the proxy, unless such proxy has been revoked. If no instructions are specified, the shares will be voted “FOR” the election of each of the ten nominees for director named in this proxy statement, “FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers, “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012, and, with respect to other matters to properly come before the meeting, pursuant to the discretionary authority granted in the proxy to the proxy holder.

How many Notices will I receive? What does it mean if I receive more than one Notice?

If you are a stockholder of record, you will receive only one Notice (or proxy card upon request) for all of the shares of common stock you hold in certificate form, book entry form and in any of our savings plans.

If you are a stockholder of record who holds in “street name”, you will receive one Notice or voting instruction form for each account you have with a bank or broker. If you hold shares in multiples accounts, you may need to provide voting instructions for each account. Please sign and return all proxy cards or voting instruction forms you receive to ensure that all of the shares you hold are voted.

What if I hold shares through the Company’s 401(k) savings plan or employee stock purchase plan?

If you participate in the Company’s Savings and Retirement Plan (the “Savings Plan”) or Employee Stock Purchase Plan (the “ESPP”), your proxy card or vote by telephone or over the Internet will serve as a voting instruction for the trustee of the Savings Plan or ESPP. Whether you authorize vote by proxy card, telephone or over the Internet, you must transmit your vote to the transfer agent on or prior to 11:59 p.m., Eastern Time on April 30, 2012. If you participate in the Savings Plan and your vote is not received by the transfer agent by that date or if you sign and return your proxy card without specifying your voting instructions, the trustee for the Savings Plan will vote your shares in the same proportion as the other shares for which such trustee has received timely voting instructions unless contrary to ERISA. If you participate in the ESPP and your proxy card is not received by the transfer agent by that date or if you sign and return your proxy card without specifying your voting instructions, the trustee of the ESPP will not vote your shares.

If I submit a proxy, may I later revoke it and/or change my vote?

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting by:

•	signing and returning another proxy card with a later date;

•	submitting a proxy on a later date by telephone or over the Internet (only your latest proxy will be counted); or

•

attending the meeting and voting in person if you hold your shares in your own name or, provided you have obtained a legal proxy from your broker, bank or other nominee, if you are a stockholder who holds in “street name.”

Are votes confidential? Who counts the votes?

The votes of all stockholders are kept confidential except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against us;

•	in case of a contested proxy solicitation;

•	if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspector of election to certify the results of the vote.

We have retained Broadridge Financial Solutions to tabulate the votes. We have retained The Carideo Group, Inc. to act as independent inspector of the election.

How can I confirm my vote was counted?

For the first time, and in furtherance of our commitment to the highest standards of corporate governance practices, we are offering our stockholders the opportunity to confirm their votes were cast in accordance with their instructions. We believe that the implementation of a vote confirmation mechanism promotes a more fair and transparent electoral process. Beginning April 18, 2012 through July 3, 2012, you may confirm your vote beginning twenty-four hours after your vote is received, whether it was cast by proxy card, electronically or telephonically. To obtain vote confirmation, log onto www.proxyvote.com using your control number (located on your Notice or proxy card) and receive confirmation on how your vote was cast. If you hold your shares through a bank or brokerage account, the ability to confirm your vote may be affected by the rules of your bank or broker and the confirmation will not confirm whether your bank or broker allocated the correct number of shares to you.

How does the Board recommend that I vote?

The Board of Directors recommends that you vote:

•	“FOR” each of the ten director nominees;

•	“FOR” approval of the non-binding advisory vote on the compensation of our named executive officers; and

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012.

What vote is needed to approve each proposal?

The election of directors requires a plurality of votes cast in the election of directors at the Annual Meeting, either in person or by proxy. The ten nominees who receive the largest number of “FOR” votes will be elected to serve as directors until the 2013 Annual Meeting of Stockholders and until their successors are duly elected and qualify. Stockholders cannot cumulate votes in the election of directors. Brokers are not permitted to vote on the election of directors without instructions from the beneficial owner, so if you hold your shares through a broker or other nominee, your shares will not be voted in the election of directors unless you affirmatively vote your shares in accordance with the voting instructions provided by such broker or other nominee. Instructions to “ABSTAIN” will have no effect on the result of the vote.

Adoption of a resolution approving, on a non-binding advisory basis, the compensation of our named executive officers requires a majority of the votes cast at the Annual Meeting, either in person or by proxy. Abstentions and broker non-votes will have no effect on the result of the vote. The Board of Directors expects to take the result of the advisory vote into consideration when making future compensation decisions.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012 requires a majority of the votes cast at the Annual Meeting, either in person or by proxy. Brokers may vote uninstructed shares on this matter. Abstentions will have no effect on the result of the vote. If a majority of the votes cast are “AGAINST” ratification of the appointment of Ernst & Young, the Board of Directors and the Audit Committee will reconsider its appointment.

What are broker non-votes?

If you hold shares through a broker, bank or other nominee, you may give voting instructions to such party and the broker, bank or other nominee must vote as you directed. If you do not give any instructions, the broker, bank or other nominee may vote on all routine matters, such as ratification of the appointment of an independent registered public accounting firm, at its discretion. A broker, bank or other nominee, however, may not vote uninstructed shares on non-routine matters, such as the election of directors or an advisory vote on executive compensation, at its discretion. This is referred to as a broker non-vote.

What happens if a director nominee does not receive a “majority” of the votes cast?

Under our Bylaws, a director nominee, running uncontested, who receives more “WITHHELD” votes than “FOR” votes is required to tender his or her resignation for consideration by the Board of Directors. The Corporate Governance and Nominating Committee will then make a recommendation to the Board of Directors as to whether the Board of Directors should accept or reject such resignation. The Board of Directors will act on the tendered resignation and publicly disclose its decision within 90 days following certification of the election results. The director nominee in question will not participate in the deliberation process.

When are stockholder proposals for the 2013 Annual Meeting of Stockholders due?

In order to be eligible for inclusion in our proxy statement for our 2013 Annual Meeting of Stockholders, stockholder proposals must be received no later than November 22, 2012. Stockholder proposals received after November 22, 2012 would be untimely.

In order to be eligible for consideration at our 2013 Annual Meeting of Stockholders but not included in our proxy statement, stockholder proposals must be received no later than February 17, 2013 nor earlier than January 23, 2013.

All stockholder proposals must be in writing and received by the deadlines described above at our principal executive offices at Starwood Hotels & Resorts Worldwide, Inc., One StarPoint, Stamford, Connecticut 06902, Attention: Kenneth S. Siegel, Corporate Secretary. Stockholder proposals must be in the form provided in our Bylaws and must include the information set forth in the Bylaws. If we do not receive the required information on a timely basis, the proposal may be excluded from the proxy statement and from consideration at the 2013 Annual Meeting of Stockholders.

CORPORATE GOVERNANCE

Overview

Starwood Resorts & Hotels Worldwide, Inc. is committed to maintaining the highest standards of corporate governance and ethical business conduct across all aspects of its operations and decision-making processes.

Important documents governing our corporate governance practices include our Charter, Bylaws, Corporate Governance Guidelines, Board of Directors Committee Charters, Finance Code of Ethics, Code of Business Conduct and Ethics and Corporate Opportunity and Related Person Transaction Policy. These documents can be accessed on our website at www.starwoodhotels.com and are discussed in more detail below.

Board Leadership Structure

Our board leadership structure currently consists of a Chairman (who is not the Chief Executive Officer and President of the Company), the Chief Executive Officer and President of the Company, nine outside directors and four committee Chairs. The Board of Directors believes that having a separate independent director serve as Chairman promotes clear, independent board leadership and engagement. The Board of Directors also believes it is well served by having the Chief Executive Officer and President of the Company serve as a member of the Board, as the Chief Executive Officer and President of the Company has primary responsibility for managing the Company’s day-to-day operations and, consequently, a unique understanding of the Company’s operations, and the hotel and leisure industry generally.

Board Role in Risk Oversight

The Board of Directors regularly receives reports from members of the Company’s senior management regarding any strategic, operational, financial, legal, regulatory or reputational risk that the Company may be facing. The Board of Directors then reviews management’s assessment, discusses options for mitigating any such risk with management, and directs management to manage and minimize the Company’s exposure. Management is ultimately responsible for identifying any such risk, and for developing and implementing mitigation plans during the strategic planning process. The Board’s role is one of oversight. The Board’s committees assist it with the risk oversight function as follows:

•	the Audit Committee oversees the Company’s controls and compliance activities and oversees management’s process for identifying and quantifying risks facing the Company;

•

the Compensation and Option Committee oversees risk associated with our compensation policies and practices and structures the Company’s incentive compensation in a way that discourages the taking of excessive risks;

•	the Corporate Governance and Nominating Committee oversees Board processes and corporate governance-related risk; and

•

the Capital Committee oversees risks related to our hotel portfolio, capital improvement plans and capital budgets, and any investments, divestitures, significant asset sales, mergers and acquisitions and other extraordinary transactions.

Corporate Governance Policies

In addition to our Charter and Bylaws, we have adopted the Corporate Governance Guidelines (the “Guidelines”), which are posted on our website at www.starwoodhotels.com/corporate/investor_relations.html. The Guidelines address significant corporate governance matters and provide the framework for the Company’s corporate governance policies and practices including: board and committee composition, director and executive ownership guidelines, incentive recoupment and anti-hedging policies, and board and committee assessment. The Corporate Governance and Nominating Committee is responsible for overseeing and reviewing the Guidelines and for reporting and recommending to the Board of Directors any changes to the Guidelines.

We have adopted a Finance Code of Ethics (the “Finance Code”), applicable to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, Corporate Treasurer, Senior Vice President-Taxes and other persons performing similar functions. The Finance Code is posted on the Company’s website at www.starwoodhotels.com/corporate/investor_relations.html. The Company intends to post amendments to, and waivers from, the Finance Code on its website, as required by applicable rules of the Securities and Exchange Commission (the “SEC”).

The Company also has a Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all employees and directors, that addresses legal and ethical issues that may be encountered in carrying out their duties and responsibilities. Subject to applicable law, employees are required to report any conduct they believe to be a violation of the Code of Conduct. The Code of Conduct is posted on the Company’s website at www.starwoodhotels.com/corporate/investor_relations.html.

To further promote transparency and ensure accurate and adequate disclosure, the Company has established a Disclosure Committee comprised of certain senior executives, to design, establish and maintain the Company’s internal controls and other procedures with respect to the preparation of periodic reports required to be filed with the SEC, earnings releases and other written information that the Company decides to disclose to the investment community. The Disclosure Committee evaluates the effectiveness of the Company’s disclosure controls and procedures on a regular basis and maintains written records of its meetings.

The Board of Directors also has certain policies relating to retirement and a change in a director’s principal occupation. One policy provides that directors who are not employees of the Company or any of its subsidiaries may not stand for re-election after reaching the age of 72 and that directors who are employees of the Company must retire from the Board upon retirement from the Company. Another policy provides that in the event a director changes his or her principal occupation (including through retirement), such director should voluntarily tender his or her resignation to the Board.

The Company indemnifies its directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. Indemnification is required pursuant to our Charter and the Company has entered into agreements with its directors and executive officers undertaking a contractual obligation to provide the same.

Director Independence

In accordance with New York Stock Exchange (the “NYSE”) rules, the Board of Directors makes an annual determination as to the independence of the directors and director nominees. A director or director nominee is not deemed independent unless the Board of Directors affirmatively determines that such director or director nominee has no material relationship with the Company, directly or as an officer, stockholder or partner of an organization that has a relationship with the Company. The Board of Directors observes all criteria for independence established by the NYSE listing standards and other governing laws and regulations. When assessing materiality of a director’s relationship with the Company, the Board of Directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include any commercial, banking, consulting, legal, accounting, charitable or other business relationships each director or director nominee may have with the Company. In addition, the Board of Directors consults with the Company’s external legal counsel to ensure that the Board’s determinations are consistent with all relevant securities laws and other applicable laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in pertinent listing standards of the NYSE.

Our Board of Directors has determined that each of the directors and director nominees, with the exception of Mr. van Paasschen, is “independent” under the NYSE rules and that these directors have no material relationship with the Company that would prevent the directors from being considered independent. Mr. van Paasschen, as Chief Executive Officer and President of the Company, is not an “independent” director under the NYSE rules.

In making this determination, the Board of Directors took into account that three of the non-employee directors, Messrs. Aron and Daley and Ms. Galbreath, have no relationship with the Company except as a director and stockholder of the Company and that the remaining six non-employee directors have relationships with companies that do business with the Company that are consistent with the NYSE independence standards as well as independence standards adopted by the Board of Directors.

Communications with the Board

The Company has adopted a policy which permits stockholders and other interested parties to contact the Board of Directors. If you are a stockholder or interested party and would like to contact the Board of Directors, you may send a letter to the Board of Directors, c/o the Corporate Secretary of the Company, One StarPoint, Stamford, Connecticut 06902 or contact us online at www.hotethics.com. It is important that you identify yourself as a stockholder or an interested party in the correspondence. If the correspondence contains complaints about our Company’s accounting, internal or auditing matters or is directed to the non-employee directors, the Corporate Secretary will advise a member of the Audit Committee. If the correspondence concerns other matters, the Corporate Secretary will forward the correspondence to the director to whom it is addressed or otherwise as would be appropriate under the circumstances, attempt to handle the inquiry directly (for example where it is a request for information or a stock-related matter), or not forward the communication altogether if it is primarily commercial in nature or relates to an improper or irrelevant topic. At each regularly scheduled Board meeting, the Corporate Secretary or his designee will present a summary of all such communications received since the last meeting that were not forwarded and shall make those communications available to the directors upon request. This policy is also posted on the Company’s website at www.starwoodhotels.com/corporate/investor_relations.html.

Posted Documents

You may also obtain a free copy of any of the aforementioned posted documents by sending a letter to the Investor Relations Department of the Company, One StarPoint, Stamford, Connecticut 06902. Please note that the information on the Company’s website is not incorporated by reference in this proxy statement.

ELECTION OF DIRECTORS

Under the Company’s Charter, each of the Company’s directors is elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Set forth below is information as of March 9, 2012 regarding the nominees of the Board of Directors for election as a director, which has been confirmed by each of them for inclusion in this proxy statement. Each nominee has agreed to serve on the Board of Directors if elected. If a nominee becomes unavailable for election, proxy holders and stockholders may vote for another nominee proposed by the Board of Directors or, as an alternative, the Board of Directors may reduce the number of directors to be elected at the meeting.

On February 16, 2012, Kneeland C. Youngblood, a director of the Company since 2001, notified the Board of Directors of his intention not to stand for re-election at the Annual Meeting. Dr. Youngblood will continue to serve on the Board of Directors and the Compensation and Option and Audit Committees of the Board until immediately prior to the Annual Meeting.

The director nominees, if elected, will serve until the 2013 Annual Meeting or until their successor is duly elected and qualifies.

Frits van Paasschen, 51, has been Chief Executive Officer and President of the Company since September 2007. From March 2005 until September 2007, he served as President and Chief Executive Officer of Molson Coors Brewing Company’s largest division, Coors Brewing Company, a brewing company, prior to its merger with Miller Brewing Company and the formation of MillerCoors LLC. Prior to joining Coors, from April 2004 until March 2005, Mr. van Paasschen worked independently through FPaasschen Consulting, a consulting company, and Mercator Investments, a private equity firm, evaluating, proposing, and negotiating private equity transactions. Prior thereto, Mr. van Paasschen spent seven years at Nike, Inc., a designer, developer and marketer of footwear, apparel and accessory products, most recently as Corporate Vice President/General Manager, Europe, Middle East and Africa from 2000 to 2004. From 1995 to 1997, Mr. van Paasschen served as Vice President, Finance and Planning at Disney Consumer Products, a business segment of The Walt Disney Company that extends the Disney brand to a range of merchandise, and earlier in his career was a management consultant for eight years at the global management consulting firm of McKinsey & Company and the Boston Consulting Group. Mr. van Paasschen has been a director of the Company since September 2007.

The Corporate Governance and Nominating Committee considered these qualifications, his valuable insight and unique understanding of the Company’s operations, and the hotel and leisure industry generally, his significant public company managerial experience, and a requirement under his employment agreement that he serve on the Company’s Board of Directors (subject to customary procedures and conditions to Board membership, including stockholder election) in making the determination that Mr. van Paasschen should be a nominee for director of the Company.

Bruce W. Duncan, 60, has been President, Chief Executive Officer and a director of First Industrial Realty Trust, Inc., a real estate investment trust that engages in the ownership, management, acquisition, sale, development and redevelopment of industrial real estate properties, since January 2009. He was a private investor prior to that time and since January 2006. From April to September 2007, Mr. Duncan served as Chief Executive Officer of the Company on an interim basis. He also has been a senior advisor to Kohlberg Kravis & Roberts & Co., a global investment firm, from July 2008 to January 2009. From May 2005 to December 2005, Mr. Duncan was Chief Executive Officer and Trustee of Equity Residential (“EQR”), a publicly traded real estate investment trust, and held various positions at EQR from March 2002 to December 2005, including President, Chief Executive Officer and Trustee from January 2003 to May 2005, and President and Trustee from March 2002 to December 2002. Mr. Duncan has served as a director of the Company since April 1999.

The Corporate Governance and Nominating Committee considered these qualifications, his experience as Chief Executive Officer of other publicly traded companies, and his tenure with the Company in making the determination that Mr. Duncan should be a nominee for director of the Company.

Adam M. Aron, 57, has been Chief Executive Officer of the Philadelphia 76ers, a professional basketball team and Alternate Governor of the National Basketball Association since 2011 and, since 2006, has been the Chairman and Chief Executive Officer of World Leisure Partners, Inc., a leisure-related consultancy. From 1996 through 2006, Mr. Aron served as Chairman and Chief Executive Officer of Vail Resorts, Inc., an owner and operator of ski resorts and hotels. Mr. Aron is a director of Norwegian Cruise Line Limited, Prestige Cruise Holdings, Inc. and Cap Juluca Properties Ltd. In the past 5 years, Mr. Aron also served as a director of e-Miles LLC, FTD Group, Inc., Rewards Network, Inc. and Marathon Acquisition Corp. Mr. Aron has been a director of the Company since August 2006.

The Corporate Governance and Nominating Committee considered these qualifications, his significant experience in the leisure travel industry, his financial expertise, and his tenure with the Company in making the determination that Mr. Aron should be a nominee for director of the Company.

Charlene Barshefsky, 61, has been Senior International Partner at the law firm of WilmerHale, LLP, in Washington, D.C. since September 2001. From March 1997 to January 2001, Ambassador Barshefsky was the United States Trade Representative, the chief trade negotiator and principal trade policymaker for the United States and a member of the President’s Cabinet. Ambassador Barshefsky has been a director of The Estee Lauder Companies, Inc. since July 2001, American Express Company since July 2001, and Intel Corporation since

January 2004. Ambassador Barshefsky is a member of the Council on Foreign Relations, a Trustee of the Howard Hughes Medical Institute and a member of the Global Advisory Board of Moelis & Company. In the past 5 years Ambassador Barshefsky also served as a director of Idenix Pharmaceuticals, Inc. and of the Council on Foreign Relations. She has been a director of the Company since October 2001.

The Corporate Governance and Nominating Committee considered these qualifications, her significant public policy experience, her governance experience as a result of having served on a number of other public company boards of directors and board committees, and her tenure with the Company in making the determination that Ambassador Barshefsky should be a nominee for director of the Company.

Thomas E. Clarke, 60, has been President of New Business Ventures of Nike, Inc., a designer, developer and marketer of footwear, apparel and accessory products, since 2001. Dr. Clarke joined Nike in 1980. He was appointed Divisional Vice President in charge of marketing in 1987, Corporate Vice President in 1990, and served as President and Chief Operating Officer from 1994 to 2000. Dr. Clarke previously held various positions with Nike, primarily in research, design, development and marketing. Dr. Clarke has also been a director of Newell Rubbermaid Inc., a global marketer of consumer and commercial products, since 2003. Dr. Clarke has been a director of the Company since April 2008.

The Corporate Governance and Nominating Committee considered these qualifications, his expertise in brand marketing, and his tenure with the Company in making the determination that Dr. Clarke should be a nominee for director of the Company.

Clayton C. Daley, Jr., 60, spent his entire professional career with The Procter & Gamble Company, a global consumer packaged goods company, joining the company in 1974, and has held a number of key accounting and finance positions including Chief Financial Officer and Vice Chair for Procter & Gamble; Comptroller, U.S. Operations for Procter & Gamble USA; Vice President and Comptroller of Procter & Gamble International and Vice President and Treasurer. Mr. Daley retired from Procter & Gamble in October 2009. Mr. Daley has also been a director of Nucor Corporation since 2001 and Foster Wheeler, AG since 2009. In the past 5 years, Mr. Daley served as a director of Boy Scouts of America. In addition, Mr. Daley is Senior Advisor to TPG Capital. Mr. Daley has been a director of the Company since November 2008.

The Corporate Governance and Nominating Committee considered these qualifications, his experience in corporate strategy and planning for a global consumer products company, his financial expertise, and his tenure with the Company in making the determination that Mr. Daley should be a nominee for director of the Company.

Lizanne Galbreath, 54, has been Managing Partner of Galbreath & Company, a real estate investment firm, since 1999. From April 1997 to 1999, Ms. Galbreath was Managing Director of LaSalle Partners/Jones Lang LaSalle, a real estate services and investment management firm, where she also served as a director. From 1984 to 1997, Ms. Galbreath served as a Managing Director, Chairman and Chief Executive Officer of The Galbreath Company, the predecessor entity of Galbreath & Company. Ms. Galbreath has been a director of the Company since May 2005.

The Corporate Governance and Nominating Committee considered these qualifications, her expertise in real estate, and her tenure with the Company in making the determination that Ms. Galbreath should be a nominee for director of the Company.

Eric Hippeau, 60, has been a Partner with Lerer Ventures, a venture capital fund, since June 2011. From 2009 to 2011 he was the Chief Executive Officer of The Huffington Post, a news website. From 2000 to 2009, he was a Managing Partner of Softbank Capital, a technology venture capital firm. Mr. Hippeau served as Chairman and Chief Executive Officer of Ziff-Davis Inc., an integrated media and marketing company, from 1993 to March 2000 and held various other positions with Ziff-Davis from 1989 to 1993. In the past 5 years, Mr. Hippeau served as a director of Yahoo! Inc. Mr. Hippeau has been a director of the Company since April 1999.

The Corporate Governance and Nominating Committee considered these qualifications, his significant experience as a director (including at many privately held companies), and his tenure with the Company in making the determination that Mr. Hippeau should be a nominee for director of the Company.

Stephen R. Quazzo, 52, is the Chief Executive Officer and has been the Managing Director and co-founder of Pearlmark Real Estate Partners, L.L.C., formerly known as Transwestern Investment Company, L.L.C., a real estate principal investment firm, since March 1996. From April 1991 to March 1996, Mr. Quazzo was President of Equity Institutional Investors, Inc., a private investment firm and a subsidiary of Equity Group Investments, Inc. Mr. Quazzo has been a director of the Company since April 1999.

The Corporate Governance and Nominating Committee considered these qualifications, his expertise in real estate, and his tenure with the Company in making the determination that Mr. Quazzo should be a nominee for director of the Company.

Thomas O. Ryder, 67, retired as Chairman of the Board of The Reader’s Digest Association, Inc., a global media and direct marketing company, in January 2007, a position he had held since January 1, 2006. Mr. Ryder was Chairman of the Board and Chief Executive Officer of that company from April 1998 through December 31, 2005. In addition, Mr. Ryder was Chairman of the Board and Chairman of the Audit Committee of Virgin Mobile USA, Inc., a wireless service provider, from October 2007 to November 2009. Mr. Ryder was President, American Express Travel Related Services International, a division of American Express Company, which provides travel, financial and network services, from October 1995 to April 1998. In addition, he has been a director of Amazon.com, Inc. since November 2002, Quad/Graphics, Inc. since September 2010, and RPX Corporation since December 2009. In the past 5 years, Mr. Ryder has also served as a director of World Color Press, Inc., a company acquired by Quad/Graphics, Inc. in July 2010. Mr. Ryder has been a director of the Company since April 2001.

The Corporate Governance and Nominating Committee considered these qualifications, his financial expertise, and his tenure with the Company in making the determination that Mr. Ryder should be a nominee for director of the Company.

The Board of Directors unanimously recommends a vote “FOR” the election of each of these nominees.

Board Meeting, Committee Meeting and Annual Meeting Attendance

Directors are expected to attend Board of Directors meetings, meetings of committees on which they serve and the annual meeting of stockholders. The Company encourages all directors to attend all meetings and believes that attendance at the annual meeting is as important as attendance at meetings of the Board of Directors and its committees. All of our incumbent directors attended the 2011 Annual Meeting of Stockholders.

During the year ended December 31, 2011, the Board of Directors held five meetings. In addition, directors attended meetings of individual Board of Directors committees. Each incumbent director who was a member of the Board of Directors in 2011 attended at least 75% of the meetings of the Board of Directors and the Board of Directors committees on which he or she served.

Board Committees

The Board of Directors has established four standing committees: the Audit Committee, the Capital Committee, the Compensation and Option Committee and the Corporate Governance and Nominating Committee. Each of the standing committees operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.starwoodhotels.com/corporate/investor_relations.html. Each committee’s principal functions are described below:

Audit Committee.    The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is currently comprised of Messrs. Daley (chairperson), Aron, Clarke and Youngblood, all of whom are “independent” directors, as determined by the Board in accordance with the NYSE listing requirements and applicable federal securities laws. The Board of Directors has determined that each of Messrs. Daley and Aron is an “audit committee financial expert” under federal securities laws. The Board of Directors has adopted a written charter for the Audit Committee which states that the Audit Committee provides oversight regarding accounting, auditing and financial reporting practices of the Company. The Audit Committee selects and engages the Company’s independent registered public accounting firm to audit the Company’s annual consolidated financial statements and discusses with it the scope and results of the audit. The Audit Committee also discusses with the independent registered public accounting firm, and with management, financial accounting and reporting principles, policies and practices and the adequacy of the Company’s accounting, financial, operating and disclosure controls. The Audit Committee met nine times during 2011.

Capital Committee.    The Capital Committee is currently comprised of Mr. Quazzo (chairperson), Ms. Galbreath and Messrs. Hippeau and Ryder, all of whom are “independent” directors, as determined by the Board in accordance with the NYSE listing requirements and applicable federal securities laws. The Capital Committee was established in November 2005 to exercise some of the power of the Board relating to, among other things, capital plans and needs, mergers and acquisitions, divestitures and other significant corporate opportunities between meetings of the Board. The Capital Committee met six times during 2011.

Compensation and Option Committee.    Under the terms of its charter, the Compensation and Option Committee (the “Compensation Committee”) is required to consist of three or more members of the Board who meet the independence requirements of the NYSE, are “non-employee directors” pursuant to Exchange Act Rule 16b-3, and are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee is currently comprised of Messrs. Aron (chairperson), Clarke, Daley, Ryder and Youngblood, all of whom are “independent” directors, as determined by the Board in accordance with the NYSE listing requirements and applicable federal securities laws. The Compensation Committee makes recommendations to the Board with respect to the salaries and other compensation to be paid to the Company’s executive officers and other members of senior management, and administers the Company’s employee benefits plans, including the Company’s 2004 Long-Term Incentive Compensation Plan. The Compensation Committee met six times during 2011.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee (the “Governance Committee”) is currently comprised of Ambassador Barshefsky (chairperson), Ms. Galbreath, and Messrs. Duncan and Hippeau, all of whom are “independent” directors, as determined by the Board in accordance with the NYSE listing requirements and applicable federal securities laws. The Governance Committee, operating pursuant to a written charter, was established in May 2004 and combines the functions of the Corporate Governance Committee and the Nominating Committee. The Governance Committee establishes, or assists in the establishment of, the Company’s governance policies (including policies that govern potential conflicts of interest) and monitors and advises the Company as to compliance with those policies. The Governance Committee reviews, analyzes, advises and makes recommendations to the Board with respect to situations, opportunities, relationships and transactions that are governed by such policies, such as opportunities in which a director or executive officer or their affiliates has a personal interest. In addition, the Governance Committee is responsible for making recommendations for candidates to the Board (taking into account suggestions made by officers, directors, employees and stockholders), recommending directors for service on Board committees, developing and reviewing background information for candidates, and making recommendations to the Board of Directors for changes to the Guidelines related to the nomination or qualifications of directors or the size or composition of the Board of Directors. The Governance Committee met five times during 2011.

There are no firm prerequisites to qualify as a candidate for the Board, although the Board of Directors seeks a diverse group of candidates who possess the background, skills and expertise relevant to the business of the Company, or candidates that possess a particular geographical or international perspective. The Board of

Directors looks for candidates with qualities that include strength of character, an inquiring and independent mind, practical wisdom and mature judgment. The Board of Directors seeks to insure that at least two-thirds of the directors are independent under the Guidelines, and that members of the Audit Committee meet the financial literacy requirements under the rules of the NYSE and at least one of them qualifies as an “audit committee financial expert” under applicable federal securities laws. The Governance Committee does not have a set policy for considering or weighing diversity in identifying nominees but does seek to have a diversity of backgrounds, skills and perspectives among Board members, and considers how the background, skills and perspectives of the nominee would contribute to the total mix of backgrounds, skills and perspectives that would be available to the Board as a whole. The Governance Committee reviews the qualifications and backgrounds of the directors and the overall composition of the Board on an annual basis, and recommends to the full Board of Directors the slate of directors to be recommended for nomination for election at the next annual meeting of stockholders.

The Board of Directors does not believe that its members should be prohibited from serving on boards and/or committees of other organizations, and the Board of Directors has not adopted any guidelines limiting such activities. However, the Governance Committee and the full Board of Directors will take into account the nature of, and time involved in, a director’s service on other boards in evaluating the suitability of individual directors and in making its recommendations to Company stockholders. However, service on boards and/or committees of other organizations must be consistent with the Company’s conflict of interest policies.

The Governance Committee may from time-to-time utilize the services of a search firm to help identify and evaluate candidates for director who meet the criteria and qualifications outlined above.

The Governance Committee will consider candidates for nomination recommended by stockholders and submitted for consideration. Although it has no formal policy regarding stockholder candidates, the Governance Committee believes that stockholder candidates should be reviewed in substantially the same manner as other candidates.

Under the Company’s current Bylaws, stockholder nominations of individuals to be elected as directors at an annual meeting of our stockholders must be made in writing and delivered to the Corporate Secretary of the Company, One StarPoint, Stamford, Connecticut 06902, and be received by the Corporate Secretary no later than the close of business on the 75th day nor earlier than the close of business on the 100th day prior to the first anniversary of the preceding year’s annual meeting. In accordance with the Company’s current Bylaws, in addition to other required information specified in the Bylaws, such notice shall set forth as to each proposed nominee (i) the name, age and business address of each nominee proposed in such notice, and a statement as to the qualification of each nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares which are beneficially owned and owned of record by the nominating stockholder, and (iv) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations regulated by Regulation 14A of the Exchange Act, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

The Company provides a comprehensive orientation for all new directors. The process involves a corporate overview, one-on-one meetings with members of senior management and an orientation meeting. In addition, all directors are given written materials providing information on the Company’s business, its operations and decision-making processes.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s directors and executive officers, and persons who own more than 10 percent of the outstanding shares of the Company, file with the SEC (and provide a copy to the Company) certain reports relating to their ownership of shares.

To the Company’s knowledge, based solely on a review of the copies of these reports furnished to the Company for the fiscal year ended December 31, 2011, and written representations from our directors and executive officers, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10 percent beneficial owners were complied with for the most recent fiscal year.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed and is requesting ratification by stockholders of the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for fiscal year 2012. While not required by law, the Board is asking its stockholders to ratify the selection of Ernst & Young as a matter of good corporate governance practice. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. If the appointment of Ernst & Young is not ratified, the Board and the Audit Committee will reconsider the selection of Ernst & Young as the independent registered public accounting firm for fiscal year 2012.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for fiscal year 2012.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Board of Directors is committed to the highest standards of corporate governance and recognizes the significant interest of stockholders and investors in executive compensation matters.

The Company has designed its executive compensation programs to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase stockholder value. We believe that our compensation programs are centered on pay-for-performance principles and are strongly aligned with the long-term interests of our stockholders. See the discussion of the compensation of our named executive officers in the section entitled Compensation Discussion and Analysis beginning on page 20 of this proxy statement.

At last year’s annual meeting, we provided our stockholders with the opportunity to cast a non-binding advisory vote regarding the compensation of our named executive officers as disclosed in the proxy statement for the 2011 Annual Meeting of Stockholders. Our stockholders overwhelmingly approved the proposal, with more than 96% of the votes cast in favor of the proposal. We also asked our stockholders to indicate if we should hold a “say-on-pay” vote every one, two or three years. Consistent with the recommendation of our Board of Directors, our stockholders indicated by non-binding advisory vote their preference to hold a “say-on-pay” vote annually. After consideration of the 2011 voting results, and based upon its prior recommendation, our Board of Directors elected to hold “say-on-pay” votes on an annual basis. Accordingly, this year we are again asking our stockholders to indicate their support for the compensation of our Chief Executive Officer, Chief Financial Officer and our three most highly compensated executive officers, as determined for 2011 (the “Named Executive Officers”) as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this proxy statement, as required by Section 14A of the Exchange Act. The “say-on-pay” vote is not intended to address any specific item of compensation, but, rather, the overall compensation of our Named Executive Officers and the philosophy, policies and practices related thereto. We expect to hold the next “say-on-pay” vote in connection with our 2013 Annual Meeting of Stockholders.

Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders hereby approve, on a non-binding advisory basis, the compensation paid to our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in our proxy statement for the 2012 Annual Meeting of Stockholders.”

This “say-on-pay” vote is advisory, and therefore is not binding on the Company, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board of Directors value the opinions of our stockholders and expect to consider the outcome of the “say-on-pay” vote when making future compensation decisions.

The Board of Directors unanimously recommends a vote “FOR” the approval, on a non-binding advisory basis, of the executive compensation program for the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this proxy statement.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The table below shows the number of Company shares beneficially owned by principal stockholders who beneficially own more than five percent of the Company’s outstanding shares as of March 9, 2012. The information in this table is based upon the latest filings of either a Schedule 13D, Schedule 13G or Form 13F (or amendments thereto) as filed by the respective stockholder with the SEC as of the date stated in the below footnotes.

We calculate the stockholder’s percentage of ownership assuming the stockholder beneficially owned that number of shares on March 9, 2012, the record date for the Annual Meeting. Unless otherwise indicated, the stockholder had sole voting and dispositive power over the shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc.(1)	19,508,619	9.90%
100 E. Pratt Street Baltimore, MD 21202
Waddell & Reed Financial, Inc.(2)	16,253,864	8.25%
6300 Lamar Avenue Overland Park, KS 66202
The Vanguard Group, Inc.(3)	10,379,391	5.27%
100 Vanguard Blvd. Malvern, PA 19355

(1)	Based on information contained in a Schedule 13G/A, dated February 14, 2012 (the “Price Associates 13G/A”), filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC, with respect to the Company, reporting beneficial ownership as of December 31, 2011. The Price Associates 13G/A reports that Price Associates has sole voting power over 6,587,053 shares and sole dispositive power over 19,508,619 shares. These securities are owned by various individual and institutional investors which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	Based on information contained in a Schedule 13G/A, dated February 14, 2012 (the “Waddell & Reed 13G/A”), filed by Waddell & Reed Financial, Inc. (WDR”), Waddell & Reed Financial Services, Inc. (“WRFSI”), Waddell & Reed, Inc. (“WRI”), Waddell & Reed Investment Management Company (“WRIMCO”), and Ivy Investment Management Company (“IICO”) (collectively “Waddell & Reed”) with the SEC, with respect to the Company reporting beneficial ownership as of December 31, 2011. The Waddell & Reed 13G/A reports that Waddell & Reed has sole voting power and sole dispositive power over 16,253,864 shares as follows: WDR holds 16,253,864 shares indirectly; WRFSI holds 3,646,205 shares indirectly; WRI holds 3,646,205 shares indirectly; WRIMCO holds 3,646,205 shares directly; and IICO holds 12,607,659 shares directly.

(3)	Based on information contained in a Schedule 13G/A, dated February 6, 2012 (the “Vanguard 13G/A”) filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC, with respect to the Company, reporting beneficial ownership as of December 31, 2011. The Vanguard 13G/A reports that Vanguard has sole voting power over 271,130 shares, sole dispositive power over 10,108,261 shares and shared dispositive power over 271,130 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, holds 271,130 shares and directs the voting of those shares.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below shows the beneficial ownership of Company shares of (i) each director, (ii) each nominee for director, (iii) our Chief Executive Officer, our Chief Financial Officer and each of the other three most highly paid executive officers and (iv) all directors and executive officers as a group, as of January 31, 2012. Beneficial ownership includes any shares that a director, nominee for director or executive officer may acquire pursuant to stock options and other derivative securities that are exercisable on that date or that will become exercisable within 60 days thereafter. Unless otherwise indicated, the stockholder had sole voting and dispositive power over the shares.

Name (Listed alphabetically)	Amount and Nature of Beneficial Ownership		Percent of Class
Adam M. Aron	55,378	(1)(2)	(3)
Matthew E. Avril	127,451	(1)	(3)
Charlene Barshefsky	45,769	(1)(4)	(3)
Thomas E. Clarke	31,254	(1)	(3)
Clayton C. Daley, Jr.	28,286	(1)(4)(5)	(3)
Bruce W. Duncan	225,979	(1)(4)(6)	(3)
Lizanne Galbreath	54,245	(1)(4)	(3)
Eric Hippeau	68,069	(1)(4)	(3)
Vasant M. Prabhu	433,130	(1)	(3)
Stephen R. Quazzo	79,509	(1)(7)	(3)
Thomas O. Ryder	84,814	(1)(4)	(3)
Kenneth S. Siegel	287,451	(1)	(3)
Simon M. Turner	393,345	(1)(8)	(3)
Frits van Paasschen	845,863	(1)	(3)
Kneeland C. Youngblood	40,128	(1)	(3)
All Directors, Nominees for Directors and executive officers as a group (17 persons)	3,040,619	(1)	(3)

(1)	Includes shares subject to presently exercisable options, and options, restricted stock and restricted stock units that will become exercisable or vest within 60 days of January 31, 2012, as follows: 32,970 for Mr. Aron; 127,451 for Mr. Avril; 29,614 for Ambassador Barshefsky; 112,047 for Mr. Jeffrey M. Cava; 24,860 for Dr. Clarke; 20,573 for Mr. Daley; 76,014 for Mr. Duncan; 40,593 for Ms. Galbreath; 40,593 for Mr. Hippeau; 117,151 for Mr. Philip P. McAveety; 409,780 for Mr. Prabhu; 40,593 for Mr. Quazzo; 40,593 for Mr. Ryder; 223,662 for Mr. Siegel; 366,405 for Mr. Turner; 843,832 for Mr. van Paasschen and 29,614 for Dr. Youngblood.

(2)	Includes 10,000 shares owned jointly with spouse.

(3)	Less than 1%.

(4)	Amount includes the following number of “phantom” stock units received as a result of the following directors’ election to defer directors’ annual fees: 4,056 for Ambassador Barshefsky; 4,198 for Mr. Daley; 7,300 for Mr. Duncan; 12,623 for Ms. Galbreath; 25,625 for Mr. Hippeau; and 20,579 for Mr. Ryder.

(5)	Includes 3,000 shares held by the Clayton C. Daley, Jr. Revocable Trust of which Mr. Daley is a trustee and beneficiary.

(6)	Includes 121,866 shares held by The Bruce W. Duncan Revocable Trust of which Mr. Duncan is a trustee and beneficiary.

(7)	Includes 33,020 shares held by a trust of which Mr. Quazzo is settlor and over which he shares investment control, and 397 shares owned by Mr. Quazzo’s wife in a retirement account.

(8)	Includes 19,958 shares owned jointly with spouse.

The following table provides information as of December 31, 2011 regarding shares that may be issued under equity compensation plans maintained by the Company.

Equity Compensation Plan Information-December 31, 2011

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	13,567,571	$15.14	55,717,431	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	13,567,571	$15.14	55,717,431

(1)	Does not include shares underlying deferred restricted stock units that vest over three years and may be settled in shares that were granted pursuant to the Annual Incentive Plan for Certain Executives, amended and restated as of December 2008 (the “Executive Plan”). The Executive Plan, as it was approved by stockholders at the 2010 Annual Meeting, did not limit the number of deferred restricted stock units that may be issued. In addition, 10,048,154 shares remain available for issuance under our Employee Stock Purchase Plan, a stock purchase plan meeting the requirements of Section 423 of the Code.

EXECUTIVE AND DIRECTOR COMPENSATION

I.	EXECUTIVE OFFICERS

Our executive officers and their positions as of March 9, 2012 are:

Name (listed alphabetically, after Chief Executive Officer)	Position
Frits van Paasschen	Chief Executive Officer and President and a Director
Matthew E. Avril	President, Hotel Group
Jeffrey M. Cava	Executive Vice President and Chief Human Resources Officer
Philip P. McAveety	Executive Vice President and Chief Brand Officer
Vasant M. Prabhu	Vice Chairman and Chief Financial Officer
Kenneth S. Siegel	Chief Administrative Officer, General Counsel and Secretary
Simon M. Turner	President, Global Development

The biography for Mr. van Paasschen, our Chief Executive Officer and President, follows the table listing our directors under the section entitled Election of Directors beginning on page 8 of this proxy statement. Biographies for our other executive officers follow:

Matthew E. Avril.    Mr. Avril, 51, has been President, Hotel Group since September 2008. From May 2005 until August 2008, he was President and Managing Director of Operations for Starwood Vacation Ownership, Inc. (“SVO”), a subsidiary of the Company that focuses on the development and operation of vacation ownership resorts and marketing, selling and financing vacation ownership interests in the resorts; and immediately prior, from September 2002 to May 2005, served as Senior Vice President for SVO. Mr. Avril was with Vistana, Inc. (SVO’s predecessor entity) for the ten year period from January 1989 to December 1998, serving as its Executive Vice President and Chief Operating Officer and, prior to that, as the company’s Chief Financial Officer. Prior to joining Vistana, Mr. Avril, a certified public accountant, spent five years with KPMG Peat Marwick, a public accounting firm. Mr. Avril is also a member of the board of directors of API Technologies Corp.

Jeffrey M. Cava.    Mr. Cava, 60, has been Executive Vice President and Chief Human Resources Officer since May 2008. Mr. Cava served as Executive Vice President and Chief Human Resources Officer for Wendy’s International, Inc., a restaurant franchising company specializing in quick-service hamburgers, from June 2003 to May 2008. Prior to joining Wendy’s, Mr. Cava was Vice President and Chief Human Resources Officer for Nike, Inc., a designer, developer and marketer of footwear, apparel and accessory products; Vice President Human Resources for The Walt Disney Company, Consumer Products Group, a business segment of The Walt Disney Company that extends the Disney brand to a range of merchandise; and Vice President of Global Staffing, Training and Development for ITT Sheraton Corporation, a hotel company. Mr. Cava is also a member of the board of directors and chairs the compensation committee of The Society for Human Resources Management, a non-profit global human resources professional organization.

Philip P. McAveety.    Mr. McAveety, 45, has been Executive Vice President and Chief Brand Officer since April 2008. Prior to joining the company, Mr. McAveety was Global Brand Director of Camper, SL, a fashion footwear company, from January 2007 until March 2008. From July 1997 until December 2006, he served as Vice President, Brand Marketing, Europe, Middle East and Africa at Nike, Inc., a designer, developer and marketer of footwear, apparel and accessory products.

Vasant M. Prabhu.    Mr. Prabhu, 52, has been Vice Chairman and Chief Financial Officer since February 2010. Prior to that, he was Executive Vice President and Chief Financial Officer since January 2004. Prior to joining the Company, Mr. Prabhu served as Executive Vice President and Chief Financial Officer for Safeway Inc., a North American food and drug retailer specializing in grocery and general merchandise, from September 2000 through December 2003. Mr. Prabhu was previously the President of the Information and Media Group at

the McGraw-Hill Companies, Inc., a provider of information services for the financial, education, commercial, and commodities market worldwide, from June 1998 to August 2000, and held several senior positions at divisions of PepsiCo, Inc., a global food, snack and beverage company, from June 1992 to May 1998. From August 1983 to May 1992 he was a partner at Booz Allen Hamilton Inc., an international management consulting firm. Mr. Prabhu is a member of the board of directors of Mattel, Inc.

Kenneth S. Siegel.    Mr. Siegel, 56, has been Chief Administrative Officer and General Counsel since May 2006. From November 2000 to May 2006, Mr. Siegel held the position of Executive Vice President and General Counsel. In February 2001, he was also appointed as the Secretary of the Company. Mr. Siegel was formerly the Senior Vice President and General Counsel of Gartner, Inc., a provider of research and analysis on information technology industries, from January 2000 to November 2000. Prior to that time, he served as Senior Vice President, General Counsel and Corporate Secretary of IMS Health Incorporated, an information services company, and its predecessors from February 1997 to December 1999. Prior to that time, Mr. Siegel was a Partner in the law firm of Baker & Botts, LLP. Mr. Siegel is also a Trustee of Cancer Hope Network, a non-profit entity, a Trustee of Minority Corporate Counsel Association, and a Trustee of the American Hotel & Lodging Educational Foundation.

Simon M. Turner.    Mr. Turner, 50, has been President, Global Development since May 2008. From June 1996 to April 2008, he was a principal of Hotel Capital Advisers, Inc., a hotel investment advisory firm. During this period, Mr. Turner served on the board of directors of Four Season Hotels, Inc., serving as a member of the Human Resources Committee and the Audit Committee. He was also a member of the board of directors of Fairmont Raffles Hotels International and was chairman of the Audit Committee. From July 1987 to May 1996, Mr. Turner was a member of the Investment Banking Department of Salomon Brothers, based in both New York and London.

II.	COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation program is designed to attract, motivate and retain executive officers and other key employees who contribute to the Company’s success in a way that rewards performance and aligns pay with our stockholders’ long-term interests. The Compensation Committee reviews the Company’s overall compensation strategy for all employees, including our Named Executive Officers, on an annual basis. In the course of this review, the Compensation Committee considers the Company’s current compensation programs and whether to modify them or introduce new programs to better meet the Company’s overall compensation objectives.

Key highlights of our executive compensation program for fiscal 2011 included:

Pay Decisions

•

Base Salaries Remained Generally Unaltered — the base salary of Mr. van Paasschen was the same as fiscal 2010; the base salaries of the other Named Executive Officers remained relatively unchanged compared to fiscal 2010, with the exception of Mr. Turner, whose salary went up 15.6% when compared to fiscal 2010, to more closely align with the median base salary of executives at peer companies.

•

Incentive Pay Largely Contingent upon the Company’s Performance — 75% of our Named Executive Officers’ total target annual bonus opportunity was dependent upon the Company’s financial results, up 15% for Mr. van Paasschen and 25% for the other Named Executive Officers compared to fiscal 2010; maximum payout eligibility for the Company financial portion of the annual bonus was 98% for 2011, compared with 120% in 2010.

•	Decrease in Equity Grants — the total equity grants made to our Named Executive Officers decreased by approximately 2% when compared to fiscal 2010.

•

CEO’s Stock Ownership Requirement Increased — Mr. van Paasschen’s stock ownership requirement was increased to a multiple of six times his base salary, up one multiple when compared to fiscal 2010, to keep in line with market practices.

Pay Practices

•

Minimum Compensation Levels in our Executive Plan Removed to Better Align Executive Compensation to the Company’s Financial Results — minimum compensation levels tied to the Company’s financial results were previously removed so that bonus pool funding is based solely on the Company’s financial performance.

•	No More Tax Gross-Ups — except for tax gross-ups required to be paid under existing employment agreements, the Compensation Committee does not intend to approve any other tax gross-ups.

•

All Incentive Awards Subject to Clawback — all incentive awards received by any senior vice president or more senior officer, including our Named Executive Officers, remain subject to a clawback policy that mandates repayment in certain instances where there is a restatement of the Company’s financial statements.

•

No Hedging Activities Linked to Company Stock — officers and directors of the Company, including our Named Executive Officers, were required to refrain from engaging in any hedging or monetization transaction directly linked to Company stock.

•

Stock Ownership Requirements — all of our executive officers, including our Named Executive Officers, were required to hold a number of shares having a market value equal to or greater than a multiple of each executive’s base salary.

•

Formal Evaluation Process — the Compensation Committee conducted a formal performance review of Mr. van Paasschen and determined whether and to what extent the Company’s financial performance goals were achieved; Mr. van Paasschen, together with the Chief Human Resources Officer and with oversight and input from the Compensation Committee conducted a formal performance review of the other Named Executive Officers through the Performance Management Process.

•

Compensation Consultants Retained — the Compensation Committee retained Meridian Compensation Partners, LLC to assist it in the review and determination of compensation awards for the Named Executive Officers.

A.    Overview of Starwood’s Executive Compensation Program

1.    Program Objectives and Other Considerations

Objectives.    As a consumer lifestyle company with a branded hotel portfolio at its core, the Company operates in a competitive, dynamic and challenging business environment. In step with this mission and environment, the Company’s compensation program for our Named Executive Officers has the following key objectives:

•

Attract and Retain:    We seek to attract and retain talented executives from within and outside the hospitality industry who understand the importance of innovation, brand enhancement and consumer experience. We are working to reinvent the hospitality industry, and one element of this endeavor is to bring in key talent from other industries. Therefore, overall program competitiveness must take these other markets into account.

•

We broadly target total compensation opportunities at the median (50th percentile) of the market for target performance levels; however, we also review the range of values around the median, including the 25th and 75th percentiles. However, we believe that benchmarking alone does not provide a complete basis for establishing compensation levels or design practices.

•	Actual individual compensation may be above or below targeted levels based on Company and individual performance, key responsibilities, unique market demands, and experience level.

•	Motivate: We seek to motivate our executives to sustain high performance and achieve Company financial and strategic/operational goals over the course of business cycles in various market conditions.

•

However, our compensation programs are designed to not encourage excessive risk taking; we assess compensated-related risk annually. In addition, we have a policy which allows us to recoup incentives paid in the event of a financial restatement. See the section entitled Potential Impact on Compensation for Executive Misconduct beginning on page 33 of this proxy statement.

•

Align Interests:    We endeavor to align the interests of stockholders and our executives by linking executive compensation to the Company’s annual business results and stock performance. Moreover, we strive to keep the executive compensation program transparent, in line with market practices and consistent with the highest standards of corporate governance practices. The following changes were designed to better align compensation with the creation and preservation of stockholder value:

•	Tax gross-ups were eliminated for arrangements put in place in 2008 and thereafter.

•

The structure for determining annual incentive compensation under the Company’s Executive Plan was revised so that with respect to the goal based upon the Company’s financial performance, the floor below which incentive compensation could not fall was removed, and with respect to bonus pool funding, funding is based entirely on the Company’s financial performance.

What the Program Intends to Reward.    Our executive compensation program is strongly weighted toward variable compensation tied to the Company’s annual business results and stock performance. Specifically, our compensation program for our Named Executive Officers is designed to ensure the following:

•

Alignment with Stockholders:    A significant portion of Named Executive Officer compensation is delivered in the form of equity incentives with significant performance and/or vesting requirements, ensuring that long-term compensation is strongly linked to stockholder returns. Further, our executive officers, including our Named Executive Officers, are required to own a requisite amount of Company shares. See the section entitled Share Ownership Guidelines beginning on page 35 of this proxy statement.

•	Achievement of Company Financial Objectives: A portion of Named Executive Officer compensation is tied directly to the Company’s financial performance.

•

Achievement of Strategic/Operational Objectives:    A portion of Named Executive Officer compensation is tied to achievement of specific individual objectives that are directly aligned with the execution of our business strategy. These objectives may be related to, among others, operational excellence, brand enhancement, innovation, growth, cost containment/efficiency, customer experience and/or teamwork.

•

Overall Leadership and Stewardship of the Company:    Leadership, teambuilding, and development of future talent are key success factors for the Company and a portion of Named Executive Officer compensation is dependent on satisfaction of core leadership competencies.

2.    Roles and Responsibilities

The Compensation Committee is responsible for, among other things, the establishment and review of compensation policies and programs for our executive officers and ensuring that the executive officers are compensated in a manner consistent with the objectives and principles outlined above. It also monitors the Company’s executive succession plan, and reviews and monitors the Company’s performance as it affects the Company’s employees and the overall compensation policies for the Company’s employees.

The Compensation Committee makes all compensation decisions with respect to our Named Executive Officers. Our Chief Executive Officer, together with the Chief Human Resources Officer, reviews the performance of each other Named Executive Officer and presents to the Compensation Committee his conclusions and recommendations, including salary adjustments and annual incentive compensation amounts (as described in more detail in the Annual Incentive Compensation section beginning on page 25 of this proxy statement). The Compensation Committee may exercise its discretion in modifying any recommended salary adjustments or awards to these executives.

The role of the Company’s management is to provide reviews and recommendations for the Compensation Committee’s consideration, and to manage operational aspects of the Company’s compensation programs, policies and governance. Direct responsibilities include, but are not limited to, (i) providing an ongoing review of the effectiveness of the compensation programs, including competitiveness, and alignment with the Company’s objectives, (ii) recommending changes, if necessary, to ensure achievement of all program objectives and (iii) recommending pay levels, payout and/or awards for executive officers other than the Chief Executive Officer. Management also prepares tally sheets which describe and quantify all components of total compensation for our Named Executive Officers, including salary, annual incentive compensation, long-term incentive compensation, deferred compensation, outstanding equity awards, benefits, perquisites and potential severance and change in control payments. The Compensation Committee reviews and considers these tally sheets in making compensation decisions for our Named Executive Officers.

The Compensation Committee directly engaged Meridian Compensation Partners, LLC (“Meridian”) to assist it in the review and determination of compensation awards to the Named Executive Officers (including the Chief Executive Officer) for the 2011 performance period, as well as the annual fees or other compensation paid to our Board. Meridian worked with management and the Compensation Committee in reviewing the compensation structure of the Company and of the companies in the peer group. Meridian does not provide any services to the Company.

At last year’s annual meeting, we provided our stockholders with the opportunity to cast a non-binding advisory vote regarding the compensation of our named executive officers as disclosed in the proxy statement for the 2011 Annual Meeting of Stockholders. Our stockholders overwhelmingly approved the proposal, with more than 96% of the votes cast in favor of the proposal. We also asked our stockholders to indicate if we should hold a “say-on-pay” vote every one, two or three years. Consistent with the recommendation of our Board, our stockholders indicated by non-binding advisory vote their preference to hold a “say-on-pay” vote annually. After consideration of the 2011 voting results, and based upon its prior recommendation, our Board of Directors elected to hold “say-on-pay” votes on an annual basis. In addition, the Compensation Committee considered the strong support for our “say-on-pay” proposal as evidence of our stockholders’ support for the named executive officer compensation decisions and actions that the Compensation Committee has been making. As a result, the Compensation Committee made no material changes in the structure of our named executive officer compensation program that were directly motivated by the results of our “say-on-pay” vote. We have, however, continued to review and make adjustments to this program as necessary to achieve our objectives described above.

3.    Risk Assessment

In setting compensation, our Compensation Committee also considers the risks to our stockholders, and the Company as a whole, arising out of our compensation programs. In February 2012, management held a special meeting to discuss and assess the risk profile of our compensation programs. The Chief Human Resources Officer, our Chief Administrative Officer, General Counsel and Secretary, our Vice Chairman and Chief Financial Officer and the Company’s external legal counsel for compensation matters were among the participants in the special meeting. Their review considered risk-determining characteristics of the overall structure and individual components of our Company-wide compensation program, including our base salaries, incentive plans (both at the executive and property management levels) and equity plans. A report of the findings was provided to the Compensation Committee for its review and consideration. Following this assessment, we believe that the Company has instituted policies that align our executive officers’ interests with those of our stockholders without creating incentives for our executive officers or other employees to take risks that are reasonably likely to have a material adverse effect on the Company. For example,

•

Balance of Compensation:    Across the Company, individual elements of our compensation program include base salaries, incentive compensation, and for certain of our employees, equity-based awards. By providing a mix of different elements of compensation which reward both short-term and long-term performance, the Company’s compensation programs, as a whole, provide a balanced approach to incentivizing and retaining employees, without placing an inappropriate emphasis on any particular form of compensation.

•

Objective Formula and Pre-established Performance Measures Dictate Annual Incentives:    Under the Executive Plan, payment of annual incentives to our Named Executive Officers is subject to the satisfaction of specific company-wide annual performance targets determined under an incentive formula established by our Compensation Committee within the first 90 days of each fiscal year. Similarly, the Company’s employees other than the Named Executive Officers that are eligible to receive an annual incentive receive such incentive subject to the satisfaction of specific company-wide annual performance targets determined under an incentive formula established by our Compensation Committee. These performance targets are directly and specifically tied to one or more of the following company-wide business criteria: earnings before interest, taxes, depreciation and amortization (or EBITDA), consolidated pre-tax earnings, net revenues, net earnings, operating income, earnings before interest and taxes, cash flow measures, return on equity, return on net assets employed or earnings per share for the applicable fiscal year.

•

Minimum and Maximum Thresholds for Annual Incentives:    Each year our Compensation Committee establishes within the first 90 days of any fiscal year a threshold level of EBITDA that the Company must achieve in order for any bonus to be paid to our Named Executive Officers or other Company employees eligible to receive an annual incentive for any given year. The Executive Plan also specifies a maximum incentive amount, in dollars, that may be paid to any executive officer for any 12-month performance period. As a result of this threshold performance requirement and the design of our Executive Plan, incentive compensation is payable under our incentive plans only upon the attainment of performance targets related to business criteria that are in the interests of our stockholders.

•

Use of Long-Term Incentive Compensation:    Equity-based long-term incentive compensation that vests over a period of years is a key component of total compensation of our executive employees. This vesting period encourages our executives to focus on sustaining the Company’s long-term performance. These grants are also made annually, so executives always have unvested awards that could decrease significantly in value if our business is not managed for the long-term.

•

Share Ownership Guidelines:    Our share ownership guidelines require our executive officers, including the Named Executive Officers, to hold that number of shares having a market value equal to or greater than a multiple of each executive’s base salary. For the Chief Executive Officer, the multiple was increased from five times base salary to six times base salary in 2011 to be more in line with market practices, and for the other Named Executive Officers, the multiple is four times base salary. A retention requirement of 35% is applied to restricted shares upon vesting (net shares after tax withholding) and shares obtained from option exercises until the executive meets the target, or if an executive falls out of compliance. See the section entitled Share Ownership Guidelines beginning on page 35 of this proxy statement for a description of the securities that count towards meeting the target and other considerations.

•

Restrictions on Related Party Transactions:    We have a corporate opportunity and related person transaction approval process regarding the review, approval and ratification by our Governance Committee of all transactions with related parties, executive officers, and their respective family members and/or corporate affiliates. See the section entitled Certain Relationships and Related Transactions beginning on page 52 of this proxy statement for a complete description of this policy.

•

Incentive Recoupment Policy:    We have an incentive recoupment policy that allows the Company to recover any annual incentive payment or long-term incentive payment to any individual executive at the senior vice president level and above, including our Named Executive Officers, under certain circumstances. See the section entitled Potential Impact on Compensation for Executive Misconduct beginning on page 33 of this proxy statement.

•

Anti-Hedging Policy:    We have an anti-hedging policy that restricts all officers and directors from engaging in short sales, entering into any derivative transactions, such as swaps, straddles, puts, or calls, or engaging in any hedging or monetization transactions, such as collars or forward sale contracts, that are directly linked to Company shares.

•

Internal Processes Further Restrict Risk:    The Company has in place additional processes to limit risk to the Company from our compensation programs. Specifically, the Company has financial policies that restrict the amount of capital that any individual may deploy absent obtaining internal approvals, which reduces the risk of inappropriate expenditures by an individual. Further, the processes and controls associated with respect to our compensation programs are audited each year to insure that expenditures have been approved within the Company’s guidelines and by required approval authorities. In addition, the Company engages an external compensation consulting firm for design and review of our compensation programs, as well as external legal counsel to assist it with the periodic review of our compensation plans to ensure compliance with applicable laws and regulations.

B.    Elements of Compensation

1.    Primary Elements

The primary elements of the Company’s compensation program for our Named Executive Officers are:

•	Base Salary

•	Incentive Compensation

•	Annual Incentive Compensation

•	Long-Term Incentive Compensation

•	Benefits and Perquisites

Total compensation for Named Executive Officers is evaluated against the peer group identified in this proxy statement. Evaluated on this basis, the Compensation Committee believes the actual cash and equity compensation delivered for the 2011 performance year was appropriate in light of the Company’s overall performance and the performance of the particular executives.

We describe each of the compensation elements below and explain why we pay each element and how we determine the amount of each element.

Base Salary.    The Company believes it is essential to provide our Named Executive Officers with competitive base salaries that will enable the Company to continue to attract and retain critical senior executives from within and outside the hospitality industry. In the case of Named Executive Officers other than the Chief Executive Officer, base salary typically accounts for approximately 20% of total compensation at target (in other words, total compensation assuming performance goals are satisfied at targeted levels, but excluding benefits and perquisites). In the case of Mr. van Paasschen, base salary for 2011 was $1,250,000. As a result, base salary accounted for approximately 14% of total compensation at target for Mr. van Paasschen. Base salary serves as a minimum level of compensation to Named Executive Officers in circumstances when achieving Company financial and strategic/operational objectives becomes challenging and the level of incentive compensation is impacted. Salaries for Named Executive Officers are generally based on the responsibilities of each position, Company and individual performance, unique market demands and experience level. Salaries are reviewed annually against similar positions among a group of peer companies developed by the Company and approved by the Compensation Committee after consultation with Meridian, consisting of similarly-sized hotel and property management companies as well as other companies representative of markets in which the Company competes for key executive talent. See the section entitled Background Information on the Executive Compensation Program — Use of Peer Data section beginning on page 34 of this proxy statement for a list of the peer companies used in this analysis. Similar to other companies, the Company generally seeks to position base salaries of our Named Executive Officers at or near the median base salary of the Company’s peer group for similar positions but also reviews the range of values around the median, including the 25th and 75th percentile for reference purposes. See additional detail regarding base salaries in the section entitled Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards beginning on page 39 of this proxy statement.

Incentive Compensation.    Incentive compensation includes annual cash bonus awards under the Company’s Executive Plan and long-term incentive compensation in the form of equity awards under the Company’s LTIP. Incentive compensation typically accounts for approximately 80% of total compensation at target (86% for Mr. van Paasschen in 2011), with annual cash bonus compensation and long-term incentive compensation accounting for 19% and 61%, respectively (29% and 57% for Mr. van Paasschen, respectively, in 2011). The Company believes that this structure allows it to provide each Named Executive Officer with substantial incentive compensation opportunities if performance objectives are met. The Company believes that the allocation between base salary and incentive compensation is appropriate and beneficial because:

•	it promotes the Company’s competitive position by allowing it to provide Named Executive Officers with above-median total competitive compensation if targets are met;

•	it targets and attracts highly motivated and talented executives within and outside the hospitality industry;

•	it aligns senior management’s interests with those of stockholders;

•	it promotes achievement of business and individual performance objectives; and

•	it provides long-term incentives for Named Executive Officers to remain in the Company’s employ.

Annual Incentive Compensation. Annual cash bonuses are a key part of the Company’s executive compensation program. The bonuses directly link the achievement of Company financial and strategic/operational performance objectives to executive pay. Annual bonuses also provide a complementary balance to equity incentives (discussed below). Each Named Executive Officer has an annual opportunity to receive an incentive award under the stockholder-approved Executive Plan. If and when earned, awards are typically paid to Named Executive Officers partly in cash and, unless the Compensation Committee otherwise elects, partly as deferred stock awards (under the Executive Plan). The deferred stock awards generally vest over a three-year period. See additional detail regarding these deferred stock awards in the section entitled Long-Term Incentive Compensation beginning on page 30 of this proxy statement.

Viewed on a combined basis, once minimum performance is attained, the annual bonus payments attributable to both Company financial and strategic/operational performance can range from 0% – 238% of target, not to exceed 200% for the Named Executive Officers. See additional detail regarding targets in the section entitled Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards beginning on page 39 of this proxy statement.

Minimum Threshold.

For the Named Executive Officers, an annual bonus award for 2011 was paid under the Executive Plan. Under the Executive Plan, each year, the Compensation Committee establishes, in advance, a threshold level of EBITDA that the Company must achieve in order for any bonus to be paid under the Executive Plan for that year (the “EP Threshold”). The Executive Plan also specifies a maximum bonus amount, in dollars, that may be paid to any executive for any 12-month performance period. When the threshold is established at the beginning of a year, the achievement of the threshold is considered substantially uncertain for purposes of Section 162(m), which is one of the requirements for compensation paid under the Executive Plan to be deductible as performance-based compensation under Section 162(m). For 2011, the EP Threshold was $820,000,000.

Generally, a Named Executive Officer will receive payment of a bonus award under the Executive Plan only if he remains employed by the Company on the award payment date. However, subject to attaining the EP Threshold in the relevant year, pro rata awards may be paid at the discretion of the Compensation Committee in the event of death, disability, retirement or other termination of employment.

Once the EP Threshold is achieved, the maximum annual bonus amount specified in the Executive Plan becomes available for each Named Executive Officer and the Compensation Committee may apply its discretion to reduce such amount to determine the actual bonus amount for each individual. To determine the actual bonus to be paid for a year under the Executive Plan, the Compensation Committee also establishes specific annual Company financial and strategic/operational performance goals and a related target bonus amount for each executive. These financial and strategic/operational goals are described below.

Additional Performance Criteria.

If the EP Threshold under the Executive Plan is met for a year, the Company’s performance in comparison to the financial and strategic/operational goals for the year set by the Compensation Committee is then used to determine a Named Executive Officer’s actual bonus, as follows:

Financial Goals

The Company financial goals for Named Executive Officers under the Executive Plan consist of EBITDA and earnings per share targets, with each criteria accounting for half of the financial goal portion of the annual bonus. The Company deems EBITDA and EPS to be the most appropriate metrics to measure performance and has consistently used these metrics since 2009. As the Compensation Committee generally sets target bonus award opportunities above the median and monitors awards around the median, including the 25th and 75th percentile, among the Company’s peer group, the Company financial and strategic/operational goals to achieve such award levels are considered challenging but achievable, representing a superior level of performance. Consistent with maintaining these high standards and subject to achieving the EP Threshold, the Compensation

Committee retains the ability to consider whether an adjustment of the financial goals for any year is necessitated by exceptional circumstances, for example, an unanticipated and material downturn in the business cycle that triggers, in response, an increased focus by the Compensation Committee on the Company’s performance relative to the industry. This ability is intended to be narrowly and infrequently used and, if applicable, the basis for its use would be detailed in the Company’s proxy statement.

Performance against the financial goals determined 75% of Named Executive Officers’ total target annual bonus opportunity. Subject to achieving the EP Threshold, actual bonuses paid to Named Executive Officers for financial performance may range from 0% to 200% of the pre-determined target bonus for this category of performance, as determined by the Compensation Committee. For Named Executive Officers, the Company financial performance portion is based 50% on earnings per share and 50% on EBITDA of the Company.

As noted above, once the EP Threshold is achieved, the minimum and maximum annual bonus amount specified in the Executive Plan becomes available for award. The maximum bonus payout for the applicable Company financial performance metric is limited to 200% of target (“Maximum”) and the Compensation Committee may apply its discretion to reduce such amount to the actual bonus amount for each Named Executive Officer. The table below sets forth for each metric the performance levels for 2011 which would have resulted in 100% bonus payout (“Target”), the minimum performance level (“Minimum”) that would have resulted in a 40% bonus pool payout and the Maximum that would have resulted in a 200% target of bonus pool payout. In addition, the table sets forth the approximate mid-points of payout between the Minimum to Target and Target to Maximum and indicates the related required performance level:

	Minimum (40%)	Mid-point (70%)	Target (100%)	Mid-point (150%)	Maximum (200%)
Earnings per share	$0.99	$1.39	$1.80	$2.47	$3.15
Company EBITDA	$820,000,000	$923,000,000	$1,025,000,000	$1,196,000,000	$1,367,000,000

For the 2011 performance period, “adjusted” EBITDA (which exceeded the EP Threshold) for purposes of determining annual bonuses was $1,021,000,000. EBITDA was adjusted to exclude the impact of asset sales and changes in foreign exchange rates versus budgeted. Earnings per share from continuing operations for 2011 for bonus purposes was $1.76 which excludes tax benefits related to non-core items partially offset by restructuring, goodwill impairment and other special charges and debt extinguishment charges. Using the metrics described above resulted in a payout eligibility of 98% of target for the Company financial portion of the annual bonus for the 2011 fiscal year for the Named Executive Officers.

Strategic/Operational Goals

The strategic/operational performance goals for Named Executive Officers under the Executive Plan consists of “Big 5” and leadership competency objectives that link individual contributions to execution of our business strategy and major financial and operating goals. “Big 5” refers to each executive’s specific deliverables within the Company’s critical performance categories — win with talent, execute brilliantly, build great brands, deliver global growth, and drive outstanding results. As part of a structured process that cascades down throughout the Company, these objectives are developed at the beginning of the year, and they integrate and align an executive with the Company’s strategic and operational plan. Achievement of “Big 5” objectives typically accounts for 80% of the strategic/operational performance evaluation, and achievement of leadership competency objectives typically accounts for 20% of such evaluation. The portion of annual bonus awards attributable to strategic/operational management performance represents 25% of Named Executive Officers’ total target. Actual bonuses paid to Named Executive Officers for strategic/operational performance may range from 0% to 175% of the pre-determined target amount for this category of performance, as determined by the Compensation Committee. The strategic/operational performance goals are generally established at levels that are reasonably difficult to achieve relative to historical trends and future expectations, and that will generally require significant effort on the part of our Named Executive Officers to achieve.

Evaluation Process.

In the case of Mr. van Paasschen, the Compensation Committee conducts a formal performance review process each year during which the Compensation Committee evaluates how Mr. van Paasschen performed against the strategic/operational/talent management performance goals established for the prior year. The Compensation Committee also determines the extent to which the Company’s financial performance goals were achieved and whether the Company achieved the applicable minimum threshold(s) required to pay awards.

With respect to the other Named Executive Officers, Mr. van Paasschen, together with the Chief Human Resources Officer and with oversight and input from the Compensation Committee, conducts a formal performance review process each year to evaluate performance against the officer’s strategic/operational performance goals for the prior year. The Chief Executive Officer conducts this evaluation through the Performance Management Process (“PMP”), which results in a PMP rating for each executive. This PMP rating corresponds to a payout range under the Executive Plan determined annually by the Compensation Committee for that rating. As noted, for 2011 the portion of the Executive Plan payouts based on PMP ratings could range from 0% to 175% of target once the target has been adjusted to reflect the Company’s performance. Where necessary to preserve the competitive position of the Company’s compensation scale, the Chief Executive Officer may recommend a market adjustment to the base amount that is subject to this percentage. At the conclusion of his review, the Chief Executive Officer submits his recommendations to the Compensation Committee for final review and approval. In determining the actual award payable to a Named Executive Officer under the Executive Plan, the Compensation Committee reviews the Chief Executive Officer’s evaluation and makes a final determination as to how the executive performed against his strategic/operational goals for the year. The Compensation Committee also determines, based on management’s report, the extent to which the Company’s financial performance goals were achieved and whether the Company achieved the applicable minimum threshold(s) required to pay awards. The Chief Executive Officer also meets in executive session with the Board of Directors to inform the Board of Directors of his performance assessments regarding the Named Executive Officers and the basis for the compensation recommendations he presented to the Compensation Committee.

The evaluation of Mr. van Paasschen and the other Named Executive Officers with respect to each executive’s strategic/operational goals for 2011 is described below.

Mr. van Paasschen’s accomplishments for 2011 show a clear connection between motivated associates, through strong brands, to better financial results:

•	drove record high associate engagement, according to 138,000 responses to an annual survey;

•	reached record high guest satisfaction levels across system of nearly 1,100 hotels;

•	drove growth in relative brand performance to a record high for the Company, based on revenue per available room index measures from over 600 hotels where data is tracked;

•	opened a record number of nearly 21,000 new rooms in the system, including a record number of conversions from other brands;

•	pushed the Company’s innovation agenda further in guest relationships and loyalty, including e-folio, 24 hour check-in, and next generation Starwood Preferred Guest; and

•

delivered an increase in adjusted EBITDA of approximately 17% and earnings per share from continuing operations excluding special items of approximately 54%, as compared to fiscal year 2010. Generated significant cash through the sale of three hotels and timeshare and residential closings at the The St. Regis Bal Harbour Resort.

In light of Mr. van Paasschen’s accomplishments and impact on the Company, the Compensation Committee awarded him a payout at 98% of target for the strategic/operational portion of the annual bonus, for a total annual bonus of $2,450,000 for 2011, representing 98% of his overall annual bonus target.

Mr. Avril’s accomplishments for the 2011 performance year included the following:

•

achieved significant market share increases across all Company brands, including an 2.0% increase over last year in our North American division (fueled by a 2.2% increase in our Westin brand and a 1.4% increase in our Sheraton brand);

•	adjusted for asset sales, grew hotel group EBITDA by 16% and owned hotels EBITDA by 12%, despite the challenging world events in Japan, the Middle East and Europe;

•	furthered strong growth in the Company’s hotel worldwide portfolio by opening 81 hotels with approximately 21,000 rooms; and

•	strengthened key relationships with hotel owners, joint venture partners and our Company’s personnel to drive revenue, strong owner relations, and retention of management talent throughout our hotels.

In light of Mr. Avril’s accomplishments in 2011, he received an “accomplished objectives” PMP performance rating and was awarded a payout at 98% of target for the strategic/operational portion of the annual bonus, for a total annual bonus of $736,715 for 2011, representing 98% of his overall annual bonus target.

Mr. Prabhu’s accomplishments for the 2011 performance year included the following:

•	reduced interest expense through effective use of fixed to variable swaps and debt reduction. Vacation ownership receivable securitization achieved on favorable terms;

•	maintained low effective tax rate with good tax planning on a global basis. Concluded 2004-06 IRS audit with a refund. Ensured structures are in place to continue tax effective hotel sales;

•	sustained tight control of SG&A. Achieved Company financial objectives while maintaining a high level of control and compliance; and

•	information technology organization delivered on significant projects while ensuring a high level of operational stability and enhanced IT security.

In light of Mr. Prabhu’s accomplishments, he received an “accomplished objectives” PMP performance rating and the Compensation Committee awarded him a payout at 98% of target for the strategic/operational portion of the annual bonus, for a total annual bonus of $736,715 for 2011, representing 98% of his overall annual bonus target.

Mr. Siegel’s individual accomplishments for the 2011 performance year included the following:

•

provided legal support for over 112 new hotel management and franchise transactions, including new deals, changes in ownership and re-engagements worldwide; strategic hotel sales; sale-and-manage-back transactions; corporate transactions including the execution of interest rate swap agreements, the early redemption of our 2012 Senior Notes, corporate restructurings and the Company’s current share repurchase program;

•

completed on budget the build-out and relocation of two of the Company’s corporate offices, the offices in Scottsdale, Arizona and the Company’s new headquarters at One StarPoint in Stamford, Connecticut, and the negotiation of the new lease for corporate offices in Atlanta, Georgia;

•

designed and executed a series of initiatives to protect our most valuable intangible assets and trade secrets, including the roll-out of customized training on confidentiality obligations and the preservation of Company assets; and

•	made significant progress in long-term Global Citizenship goals, including achieving significant reductions in energy and water consumptions at our corporate offices and hotels.

In light of Mr. Siegel’s accomplishments, he received an “accomplished objectives” PMP performance rating and was awarded a payout at 98% of target for the strategic/operational portion of the annual bonus, for a total annual bonus of $625,720 for 2011, representing 98% of his overall annual bonus target.

Mr. Turner’s accomplishments for the 2011 performance year included the following:

•

managed the Global Development team to execute agreements for 70 new managed hotels (approximately 20,000 rooms) and 42 new franchised hotels (approximately 9,000 rooms), a significant portion of which opened in 2011 and a portion of which will open in the future;

•	achieved 4.2% global net rooms growth driven in large part by the opening of 81 new hotels representing approximately 21,000 rooms;

•	streamlined processes to maximize conversion opportunities as evidenced by 32 conversion deals signed in 2011 (versus 23 in 2010), 17 of which resulted in opened hotels in 2011 (versus 8 in 2010); and

•	completed strategic asset sale transactions generating net proceeds of $290 million.

In light of Mr. Turner’s accomplishments in 2011, he received an “accomplished objectives” PMP performance rating and was awarded a payout at 98% of target for the strategic/operational portion of the annual bonus, for a total annual bonus of $735,020 for 2011, representing 98% of his overall annual bonus target.

Overall, the Compensation Committee paid the Named Executive Officers individual bonuses under the Executive Plan at 98% of target, which reflected the target payout based upon the Company’s financial performance goals, and the contribution made by each of the Named Executive Officers under his strategic/operational goals.

Annual awards made to our Named Executive Officers under the Executive Plan with respect to 2011 performance are reflected in the 2011 Summary Compensation Table on page 37 of this proxy statement and described in the accompanying narrative.

Long-Term Incentive Compensation.    Like the annual incentives described above, long-term incentives are a key part of the Company’s executive compensation program. Long-term incentives are strongly tied to returns experienced by stockholders, providing a direct link between the interests of stockholders and the Named Executive Officers. Long-term incentive compensation for our Named Executive Officers consists primarily of equity compensation awards granted annually (in February of each year following the announcement of the Company’s earnings for the previous year) under the Company’s LTIP and secondarily of the portion of the Executive Plan awards that are deferred in the form of deferred stock awards. Taken together, approximately 60% of total compensation at target award levels is equity-based long-term incentive compensation.

The Compensation Committee grants awards under the LTIP to Mr. van Paasschen consisting of a combination of stock options and restricted stock. Mr. van Paasschen’s employment agreement, which reflects an emphasis on performance and long-term incentives, provides that in the event of strong financial and individual performance, Mr. van Paasschen benefits greatly in the form of long-term incentive compensation that, for the 2011 fiscal year, would not be less than $5,000,000. The Compensation Committee generally grants awards under the LTIP to all other Named Executive Officers consisting of a combination of stock options and restricted stock awards. For the other Named Executive Officers, compensation is also geared towards performance and long-term incentives, but to a lesser degree than Mr. van Paasschen. The Compensation Committee believes an emphasis on long-term equity compensation (through the use of stock options and restricted stock) is particularly appropriate for the leader of a management team committed to the creation of stockholder value.

In 2011, for all Named Executive Officers, the Compensation Committee used a grant approach in which the award was articulated as a dollar value. Under this approach, an overall award value, in dollars, was determined for each Named Executive Officer based upon our compensation strategy and competitive market positioning taking into account the Company and individual performance factors for the Named Executive Officers described in the Annual Incentive Compensation section beginning on page 25 of the proxy statement.

The Compensation Committee determines the appropriate mix of restricted stock and stock options to be given to our Named Executive Officers. For 2011, the Compensation Committee determined that a split of 75% of restricted stock awards and 25% of stock options was the appropriate balance to maximize cost effectiveness and encourage equity ownership among our management. The number of shares of restricted stock was calculated by dividing 75% of the award value by the fair market value of the Company’s stock on the grant date. The number of stock options was determined by dividing the remaining 25% of the award value by the fair market value of the Company’s stock on the grant date and multiplying the result by two and one-half, which we believe historically approximates the number of options determined through formal lattice model option valuation. The Named Executive Officers were able to elect a greater portion of options (up to 100% options). Based on the factors set forth above, including the Company’s performance and individual performance of each Named Executive Officer in 2011, the Compensation Committee believes that the equity award grants in 2011 were appropriate.

The exercise price for each stock option is equal to fair market value of the Company’s common stock on the option grant date. See the section entitled Equity Grant Practices beginning on page 35 of this proxy statement for a description of the manner in which we determine fair market value for this purpose. Currently, most stock options vest in 25% increments annually starting with the first anniversary of the date of grant. For stock options granted in 2011, awards granted to associates who are retirement-eligible, as defined in the LTIP, vest in 16 equal quarterly periods. The only Named Executive Officer who currently meets the retirement criteria is Mr. Siegel, the Company’s Chief Administrative Officer, General Counsel and Secretary. Unexercised stock options expire eight years from the date of grant, or earlier in the event of termination of employment. Stock options provide compensation only when vested and only if the Company’s stock price appreciates and exceeds the exercise price of the option. Therefore, during business downturns, option awards may not represent any economic value to an executive.

Named Executive Officers have a mandatory deferral of 25% of their annual long-term incentive compensation awards under the Executive Plan in the form of deferred restricted stock units. The Compensation Committee has the discretion to reduce the percentage of an annual long-term incentive compensation award that must be deferred. The deferred amount (as increased by the percentage described below) is converted into a number of deferred restricted stock units determined by dividing the amount of the deferred award by the average of the high and low fair market value of a share on the date of grant. The deferred restricted stock units are subject to time-based vesting. Upon vesting, shares of the Company common stock equal to the number of vested units are delivered to the Named Executive Officer. As such, the awards combine performance-based compensation with a further link to stockholder interests. First, amounts must be earned based on annual Company financial and strategic/operational performance under the Executive Plan. Second, these already earned amounts are put at risk through a vesting schedule. Vesting occurs in installments over a three-year period. Third, these earned amounts become subject to share price performance. Primarily in consideration of this vesting risk being applied to already earned compensation (but also taking into account the enhanced stockholder alignment that results from being subject to share performance), the amount of the deferred long-term incentive compensation amount is increased by 33%. For awards granted in 2009 or later, vesting will accelerate in the event of death, disability or retirement.

Restricted stock and restricted stock unit awards provide some measure of mitigation of business cyclicality while maintaining a direct tie to share price. The Company seeks to enhance the link to stockholder performance by building a strong retention incentive into the equity program. Consequently, for 2011 grants, 100% of restricted stock unit awards vest on the fiscal year end of the year immediately prior to the third anniversary of the date of grant and 100% of restricted stock awards vest on the third anniversary of the date of grant. For restricted stock granted in 2011, awards granted to associates who are retirement-eligible, as defined in the LTIP, vest in twelve equal quarterly periods. This vesting places an executive’s long-term compensation at risk to share price performance for a significant portion of the business cycle, while encouraging long-term retention of executives.

Pursuant to his employment agreement, Mr. van Paasschen has agreed not to sell any shares earned under any stock awards or shares received upon the exercise of an option (except as may be withheld for taxes) without prior consultation with the Board of Directors. See additional detail regarding incentive awards in the section entitled 2011 Grants of Plan-Based Awards beginning on page 38 of this proxy statement.

Benefits and Perquisites.    Base salary and incentive compensation are supplemented by benefits and perquisites, as described below.

Perquisites.    As reflected in the 2011 Summary Compensation Table below, the Company provides certain limited perquisites to select Named Executive Officers when necessary to provide an appropriate compensation package, particularly in connection with enabling the executives and their families to smoothly transition from previous positions which may require relocation. For example, Mr. van Paasschen may use the Company airplane whenever reasonable for both personal and business travel and the Company’s other Named Executive Officers may use the airplane whenever air travel is required for business. Depending on availability, family members of executive officers are permitted to accompany our executives on the Company airplane. The cost of that travel is imputed as income to the executive and included in the All Other Compensation column in the 2011 Summary Compensation Table, and the executive is fully responsible for any associated tax liability. The Company also reimburses Named Executive Officers generally for travel expenses and other out-of-pocket costs incurred with respect to attendance by their spouses at one meeting of the Board each year.

Retirement Benefits.    The Company maintains a tax-qualified retirement savings plan pursuant to Code section 401(k) (the “Savings Plan”) for a broadly-defined group of eligible employees that includes the Named Executive Officers. Eligible employees may contribute a portion of their eligible compensation to the Savings Plan on a before-tax basis, subject to certain limitations prescribed by the Code. Beginning in 2008, the Company matches 100% of the first 1% of eligible compensation and 50% of the next 6% of eligible compensation that an eligible employee contributes. These matching contributions, as adjusted for related investment returns, become fully vested upon the eligible employee’s completion of two years of service with the Company. Our Named Executive Officers, in addition to certain other eligible employees, are permitted to make additional deferrals of base pay and regular annual incentive awards under our nonqualified deferred compensation plan. This plan is discussed in further detail under the 2011 Nonqualified Deferred Compensation section beginning on page 42 of this proxy statement.

2.  Change in Control Arrangements

On March 25, 2005, the Company adopted a policy proscribing certain terms of severance agreements triggered upon a change in control of the Company. Pursuant to the policy, the Company is required to seek stockholder approval of severance agreements with executive officers that provide Benefits (as defined in the policy) in excess of 2.99 times base salary plus such officer’s most recent annual incentive award.

In 2006, the Board reviewed the change in control arrangements then in place with the Named Executive Officers and decided to enter into new change in control agreements with the Named Executive Officers at that time, which included Messrs. Prabhu and Siegel. In connection with the hiring of Mr. Turner in May 2008 as President, Global Development, and the promotion of Mr. Avril in September 2008 to President, Hotel Group, the Company entered into change in control arrangements with these executives that were similar to the arrangements in place for the other Named Executive Officers (other than the Chief Executive Officer). Pursuant to the Company’s 2008 policy decision to cease paying tax gross-ups in change in control agreements, the arrangements with Messrs. Turner and Avril do not provide for a tax gross-up if the benefits payable thereunder are subject to the excise tax under Section 280G of the Code. Instead, the benefits provided are reduced to the point that it would be more advantageous to the executive to pay the excise tax rather than reduce benefits further. The Company also included change in control arrangements in Mr. van Paasschen’s employment agreement.

These change in control arrangements are described in more detail in the Potential Payments Upon Termination or Change in Control section beginning on page 43 of this proxy statement. The change in control severance agreements are intended to promote stability and continuity of senior management. The Company believes that the provision of severance pay to these Named Executive Officers upon a change in control aligns their interests with those of stockholders. By making severance pay available, the Company is able to mitigate executive concern over employment termination in the event of a change in control that benefits stockholders. In addition, the acceleration of equity compensation vesting in connection with a change in control provides these Named Executive Officers with protection against equity forfeiture due to termination and ample incentive to achieve Company goals, including facilitating a sale of the Company at the highest possible price per share, which would benefit both stockholders and executives. In addition, the Company acknowledges that seeking a new senior position is a long and time-consuming process. Lastly, each severance agreement permits the executive to maintain certain benefits for a period of two years following termination and to receive outplacement services. The aggregate effect of our change in control provisions is intended to focus executives on maximizing value to stockholders. In addition, should a change in control occur, benefits will be paid only after a “double trigger” event as described in the Potential Payments Upon Termination or Change in Control section beginning on page 43 of this proxy statement. The Company believes benefit levels have been set to be competitive with peer group practices.

3.  Additional Severance Arrangements

In 2007, the Company entered into a letter agreement with Mr. Prabhu clarifying that, pursuant to his employment agreement dated November 13, 2003, his severance included the acceleration of 50% of unvested stock options in the event that his employment was terminated without cause by us or by him for good reason. The clarification formally documented Mr. Prabhu’s existing severance arrangements as part of his employment with the Company.

This additional severance arrangement is described in more detail beginning on page 43 of this proxy statement under the heading Potential Payments Upon Termination or Change in Control.

4.  Potential Impact on Compensation for Executive Misconduct

If the Board of Directors determines that an executive officer has engaged in misconduct, the Board of Directors may take a range of actions to remedy the misconduct. In 2011 the Compensation Committee adopted an incentive recoupment policy that allows the Company to recover any annual incentive payment or long-term incentive award to any individual executive at the senior vice president level or above, including our Named Executive Officers, if the Board of Directors determines that (i) the Company is required to prepare an accounting financial restatement due to the material non-compliance of the Company with any financial reporting requirement under applicable securities laws and the compensation payment previously made was based on erroneous data; or (ii) the Board of Directors determines that the executive engaged in intentional misconduct that caused or substantially caused the need for a financial restatement and a lower payment would have been made to the executive based upon the restated financial results. In such circumstances the Company will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. In addition, the Company’s LTIP provides that the Compensation Committee may cancel, suspend, withhold or otherwise restrict or limit any long-term incentive award to any participant under the LTIP, including executive officers, if the Compensation Committee determines that such participant engaged in misconduct.

C.  Background Information on the Executive Compensation Program

1.    Use of Peer Data

In determining competitive compensation levels, the Compensation Committee reviews data prepared by Meridian, its executive compensation consultants, that reflect compensation practices for executives in direct hotel and property management companies. Due to the to the limited number of direct competitors of similar scale, a robust peer community requires expanding beyond these organizations to companies in related industries with a strong brand focus, and/or with similar talent needs, e.g., hospitality/entertainment industries, brand-dependent companies, companies of similar size, scale and complexity. To assess the appropriateness of including the company in Starwood’s peer group, the following eight screening criteria was used: (i) revenue size with stronger consideration given to companies within a range of one-third to three times Starwood’s revenue (given Starwood’s unique role in managing property revenues beyond those captured in its financial statements, a couple larger revenue companies were included); (ii) market capitalization with stronger consideration given to companies within a range of one-third to three times Starwood’s market capitalization; (iii) EBITDA with stronger consideration given to companies within a range of one-third to three times Starwood’s EBITDA; (iv) financial performance with stronger consideration given to companies with financial results comparable to Starwood in terms of 1-year, 3-year and 5-year annualized revenue growth, operating income and total shareholder return; (v) direct competitors; (vi) related industries, e.g. cruise lines, entertainment; (vii) talent competitors; and (viii) global complexity with stronger consideration given to companies with global scope, where greater than 25% of revenues are generated outside U.S. The Compensation Committee along with Company reviews the peer group bi-annually to ensure it represents a relevant market perspective. The Compensation Committee utilizes the peer group for a broad set of comparative purposes, including levels of total compensation for executives and directors, pay mix, incentive plan design and equity usage and other terms of employment. The Company believes that by conducting the competitive analysis using a broad peer group, which includes companies outside the hospitality industry, it is able to attract and retain talented executives from outside the hospitality industry. The Company’s experience has proven that key executives with diversified experience prove to be major contributors to its continued growth and success.

The peer group approved by the Compensation Committee for 2011 is set out below. We expect that it will be necessary to update the list periodically.

Avon Products, Inc.	NIKE, Inc.
Carnival Corporation and Carnival plc*	Ralph Lauren Corporation
The Estée Lauder Companies Inc.	Royal Caribbean Cruises Ltd.
H.J. Heinz Company	Simon Property Group, Inc.
Host Hotels & Resorts, Inc.	Starbucks Corporation
InterContinental Hotels Group PLC	V.F. Corporation
Kellogg Company	The Walt Disney Company
Limited Brands, Inc.	Wyndham Worldwide Corporation
Marriott International, Inc.	Yum! Brands, Inc.
MGM Resorts International

*	Carnival Corporation and Carnival plc are public companies with separate listings and shareholders but operate as if they are a single economic enterprise.

In comparison to the peer group used in 2010, H.J Heinz Company, InterContinental Hotels Group PLC, Ralph Lauren Corporation, Royal Caribbean Cruises Ltd., and V.F. Corporation were added to the 2011 peer group. The following companies from the 2010 peer group were deleted: Coach, Inc., Colgate-Palmolive Company, FedEx Corporation, McDonald’s Corporation, Staples, Inc. and Williams-Sonoma, Inc.

In performing its competitive analysis for 2011, the Compensation Committee reviewed:

•	base pay;

•	target and actual total cash compensation, consisting of salary, target and actual annual incentive awards in prior years;

•	direct total compensation consisting of salary, target and actual annual incentive awards, and the value of option and restricted stock/restricted stock unit awards; and

•	retirement benefits.

When establishing target compensation levels for 2011, the Compensation Committee reviewed peer group data on payments to named executive officers as reported in proxy statements available as of February 2011 as provided by Meridian.

2.  Tax Considerations

Section 162(m) generally disallows a federal income tax deduction to public companies for incentive compensation in excess of $1,000,000 paid to the chief executive officer and to each of the three other most highly compensated executive officers (other than the chief financial officer). Qualified performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company believes that compensation paid under the Executive Plan for 2011 meets these requirements and is generally fully deductible for federal income tax purposes. In addition, for federal income tax purposes, compensation earned under option grants is also fully deductible for federal tax purposes.

In designing the Company’s compensation programs, the Compensation Committee carefully considers the effect of this provision together with other factors relevant to its business needs. In certain circumstances the Company may approve compensation that does not meet these requirements in order to advance the long-term interests of its stockholders. In February 2010, the Compensation Committee approved an increase in Mr. van Paasschen’s base salary from $1,000,000 to $1,250,000. For the 2011 and 2012 fiscal years, the Compensation Committee determined that Mr. van Paasschen’s base salary should remain $1,250,000. The Company has historically taken, and intends to continue taking, reasonably practicable steps to minimize the impact of the loss of deductibility under Section 162(m).

3.  Share Ownership Guidelines

The Company has adopted share ownership guidelines for our executive officers, including the Named Executive Officers. Pursuant to the guidelines, the Named Executive Officers, including the Chief Executive Officer, are required to hold that number of shares having a market value equal to or greater than a multiple of each executive’s base salary. For the Chief Executive Officer, the multiple was increased from five times base salary to six times base salary in 2011 to be more in line with market practice, and for the other Named Executive Officers, the multiple is four times base salary. A retention requirement of 35% is applied to restricted shares upon vesting (net shares after tax withholding) and shares obtained from option exercises until the executive meets the target, or if an executive falls out of compliance shares owned, stock equivalents (vested/unvested restricted stock units), and unvested restricted stock (pre-tax) count towards meeting ownership targets. However, stock options do not count towards meeting the target. Officers have five years from the date of hire or, if later, the date they first become subject to the policy, to meet the ownership requirements. All Named Executive Officers are in compliance with share ownership guidelines.

4.  Equity Grant Practices

Determination of Option Exercise Prices.    The Compensation Committee grants stock options with an exercise price equal to the fair market value of a share on the grant date. Under the LTIP, the fair market value of our common stock on a particular date is determined as the average of the high and low trading prices of a share on the NYSE on that date.

Timing of Equity Grants.    The Compensation Committee generally makes annual equity compensation grants to Named Executive Officers following its first regularly scheduled meeting that occurs after the release of the Company’s earnings for the prior year (typically the grant date is February 28th or the last business day prior to that date). The timing of this meeting is determined based on factors unrelated to the pricing of equity grants. The Compensation Committee (or its delegates), however, has discretion under unusual circumstances to award grants at other times in the year.

The Compensation Committee approves equity compensation awards to a newly hired executive officer at the time that the Board of Directors meets to approve the executive’s employment package. Generally, the date on which the Board of Directors approves the employment package becomes the grant date of the newly-hired executive officer’s equity compensation awards. However, if the Company and the new executive officer enter into an employment agreement regarding the employment relationship, the Company requires the executive officer to sign his employment agreement shortly following the date of Board approval of the employment package; the later of the date on which the executive officer signs his employment agreement or the date that the executive officer begins employment becomes the grant date of these equity compensation awards.

III.  COMPENSATION COMMITTEE REPORT

The Compensation and Option Committee of the Board of Directors of Starwood Hotels & Resorts Worldwide, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

COMPENSATION AND OPTION COMMITTEE

Adam M. Aron, Chairman

Thomas E. Clarke

Clayton C. Daley, Jr.

Thomas O. Ryder

Kneeland C. Youngblood

IV.    2011 SUMMARY COMPENSATION TABLE

The table below sets forth a summary of the compensation received by the Named Executive Officers for the past three years:

Name and principal position (listed alphabetically following the Chief Executive Officer)	Year	Salary ($)(1)	Bonus ($)		Stock awards ($)(2)	Option awards ($)(3)	Non-equity incentive plan compensation ($)(4)	All other compensation ($)(5)	Total ($)
Frits van Paasschen	2011	1,250,000	—		3,997,530	1,125,465	2,450,000	32,863	8,855,858
Chief Executive Officer and	2010	1,208,333	—		3,956,262	1,210,395	3,000,000	19,927	9,394,917
President	2009	1,000,000	800,000	(6)	150,125	5,151,077	1,700,000	60,432	8,861,634
Matthew E. Avril	2011	751,750	—		1,574,435	450,186	736,715	10,557	3,523,643
President, Hotel	2010	747,292	—		1,550,838	484,167	902,100	9,901	3,694,298
Group	2009	725,000	—		44,269	1,545,324	616,250	25,654	2,956,497
Vasant M. Prabhu	2011	751,750	—		2,174,427	630,256	736,715	11,198	4,304,346
Vice Chairman and	2010	733,235	—		2,312,035	726,243	902,100	9,800	4,683,413
Chief Financial Officer	2009	640,658	207,191	(6)	1,298,096	1,287,769	544,559	27,085	4,005,358
Kenneth S. Siegel	2011	638,490	—		1,600,725	461,442	625,720	11,981	3,338,358
Chief Administrative	2010	634,582	—		1,468,148	459,953	766,188	9,800	3,338,671
Officer, General Counsel and Secretary	2009	615,039	—		46,166	1,957,411	522,784	26,914	3,168,314
Simon M. Turner	2011	733,142	—		1,314,216	1,125,465	735,020	9,800	3,917,643
President, Global	2010	644,792	—		693,824	1,888,226	778,500	9,800	4,015,142
Development	2009	625,000	—		34,369	2,575,538	531,250	27,910	3,794,067

(1)	Represents salary actually earned during the fiscal year listed.

(2)	Represents the grant date fair value for restricted stock and restricted stock unit awards granted during the year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, or ASC 718. For additional information, refer to Note 22 of the Company’s financial statements filed with the SEC as part of the Form 10-K for the year ended December 31, 2011. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that will be recognized by the Named Executive Officers. See the 2011 Grants of Plan-Based Awards Table on page 38 of this proxy statement for information on awards granted in 2011.

(3)	Represents the grant date fair value for stock option awards granted during the year computed in accordance with ASC 718. For additional information, refer to Note 22 of the Company’s financial statements filed with the SEC as part of the Form 10-K for the year ended December 31, 2011. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that will be recognized by the Named Executive Officers. See the 2011 Grants of Plan-Based Awards Table on page 38 of this proxy statement for information on awards granted in 2011.

(4)	Represents cash awards paid in March 2012, 2011 and 2010 with respect to performance in 2011, 2010 and 2009, respectively, determined under the Executive Plan, as discussed under the section entitled Annual Incentive Compensation beginning on page 25 of this proxy statement. Cash incentive awards include the following amounts that were converted into restricted stock units and such number of restricted stock units was increased by 33% in accordance with the Executive Plan:

Name	2011 Amount Deferred	2010 Amount Deferred	2009 Amount Deferred
van Paasschen	612,500	750,000	625,000	(A)
Avril	184,179	225,525	154,063
Prabhu	184,179	225,525	187,938	(B)
Siegel	156,430	191,547	130,696
Turner	183,755	194,625	132,813

(A)	This amount is an aggregate of cash incentive awards deferred in respect of the 2009 fiscal year, which includes $200,000 deferred from a special one-time cash bonus enhancement awarded by the Compensation Committee.

(B)	This amount is an aggregate of cash incentive awards deferred in respect of the 2009 fiscal year, which includes $51,798 deferred from a special one-time cash bonus enhancement awarded by the Compensation Committee.

(5)	The amounts reported in the “All Other Compensation” for 2011 include Company contributions to the Company’s Savings Plan, life insurance premiums for Mr. van Paasschen and tax gross-up payments (including a payment to Mr. van Paasschen in the amount of $18,738). Each officer’s perquisites and personal benefits for 2011 are less than $10,000, and no other item reported in this column for 2011 has a value that exceeds $10,000.

(6)	Represents special one-time cash bonus enhancements awarded by the Compensation Committee in recognition of 2009 accomplishments.

V.    2011 GRANTS OF PLAN-BASED AWARDS

The table below sets forth a summary of the grants of plan-based incentive awards to the Named Executive Officers made during 2011:

Name (listed alphabetically by name following the Chief Executive Officer)(a)	Grant date (or year with respect to non-equity incentive plan award)(b)(1)	Compensation Committee Approval date (c)(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(g)		All Other Option Awards: Number of Securities Underlying Options (#)(h)(3)	Exercise or Base Price of Option Awards ($/Sh)(i)(4)	Grant Date Fair Value of Stock and Option Awards ($)(j)(5)
			Threshold ($)(d)	Target ($)(e)	Maximum ($)(f)
van Paasschen	2/28/2011	2/17/2011						50,995	61.28	1,125,465
	2/28/2011	2/17/2011				61,195	(7)			3,750,030
	3/01/2011	(6)				16,759	(6)			997,496
	2011		1,000,000	2,500,000	5,000,000

Avril	2/28/2011	2/17/2011						20,398	61.28	450,186
	2/28/2011	2/17/2011				24,478	(7)			1,500,012
	3/01/2011	(6)				5,039	(6)			299,921
	2011		300,700	751,750	1,503,500

Prabhu	2/28/2011	2/17/2011						28,557	61.28	630,256
	2/28/2011	2/17/2011				34,269	(7)			2,100,004
	3/01/2011	(6)				5,039	(6)			299,921
	2011		300,700	751,750	1,503,500

Siegel	2/28/2011	2/17/2011						20,908	61.28	461,442
	2/28/2011	2/17/2011				25,090	(7)			1,537,515
	3/01/2011	(6)				4,280	(6)			254,746
	2011		255,396	638,490	1,276,980

Turner	2/28/2011	2/17/2011						50,995	61.28	1,125,465
	2/28/2011	2/17/2011				20,398	(7)			1,249,989
	3/01/2011	(6)				4,349	(6)			258,852
	2011		300,008	750,020	1,500,040

(1)	Grant date differs from Compensation Committee approval date in accordance with the procedure outlined in the section entitled Equity Grant Practices beginning on page 35 of this proxy statement.

(2)	Represents the potential values of the awards granted to the Named Executive Officers under the Executive Plan if the threshold, target and maximum goals are satisfied for all applicable performance measures. See detailed discussion of these awards in the section entitled Narrative Disclosure To Summary Compensation Table and Grants of Plan-Based Awards Section beginning on page 39 of this proxy statement.

(3)	The options generally vest in equal installments on the first, second, third and fourth anniversary of their grant. As of September 4, 2010, Mr. Siegel’s awards vest quarterly in equal installments over four years due to his retirement eligible status, as defined in the LTIP. As of December 15, 2014, Mr. Prabhu’s awards will vest in quarterly due to his retirement eligible status, as defined in the LTIP.

(4)	The exercise price was determined by using the average of the high and low price of shares on the grant date.

(5)	Represents the fair value of the awards disclosed in columns (g) and (h) on their respective grant dates. For restricted stock and restricted stock units, fair value is calculated in accordance with ASC 718 using the average of the high and low price of shares on the grant date. For stock options, fair value is calculated in accordance with ASC 718 using a lattice valuation model. For additional information, refer to Note 22 of the Company’s financial statements filed with the SEC as part of the Form 10-K for the year ended December 31, 2011. There can be no assurance that these amounts will correspond to the actual value that will be recognized by the Named Executive Officers.

(6)	On March 1, 2011, in accordance with the Executive Plan, 25% of Messrs. van Paasschen, Avril, Prabhu, Siegel and Turner’s annual bonus with respect to 2010 performance was converted into restricted stock units and the number of units was increased by 33%. The amount included in Stock awards column in the 2011 Summary Compensation Table only includes the 33% increase, as the deferral of the bonus amount is disclosed separately. These restricted stock units vest in equal installments on the first, second and third fiscal year-ends following the date of grant, and vested units are distributed on the earlier of (i) the third fiscal year-end or (ii) a termination of employment. Dividends are paid to the Named Executive Officers in amounts equal to those paid to holders of shares. No separate Compensation Committee approval was required for award of these deferred stock units, which are provided by plan terms.

(7)	This award vests on the third anniversary of the grant date, except with respect to Mr. Siegel whose awards as of September 4, 2010, vest quarterly in equal installments over three years due to his retirement-eligible status, as defined in the LTIP. Dividends are accrued and paid upon vesting.

VI.	NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS SECTION

We describe below the Executive Plan awards granted to our Named Executive Officers in 2011. These awards are reflected in both the 2011 Summary Compensation Table beginning on page 37 of the proxy statement and the 2011 Grants of Plan-Based Awards section beginning on page 38 of the proxy statement.

Each of the Named Executive Officers received an award in March 2012 relating to his 2011 performance. The table below sets forth for each Named Executive Officer his salary, target award as both a percentage of salary and a dollar amount, actual award, the portion of the award that is deferred into restricted stock units and the related 33% increase in his restricted stock units.

Name	Salary ($)	Award Target Relative to Salary (%)	Award Target ($)	Actual Award ($)	Award Deferred into Restricted Stock Units ($)	Increased Award Deferred into Restricted Stock Units ($)
van Paasschen	1,250,000	200%	2,500,000	2,450,000	612,500	814,625
Avril	751,750	100%	751,750	736,715	184,179	244,958
Prabhu	751,750	100%	751,750	736,715	184,179	244,958
Siegel	638,490	100%	638,490	625,720	156,430	208,052
Turner	750,020	100%	750,020	735,020	183,755	244,394

The following factors contributed to the Compensation Committee’s determination of the 2011 Executive Plan awards for the Named Executive Officers:

•	the Company’s 2011 financial performance as measured by EBIDTA and earnings per share,

•	the strategic and operational performance goals for each Named Executive Officer that link individual contributions to execution of our business strategy and major financial and operating goals, and

•	the bonuses paid to executive officers performing comparable functions in peer companies as further described in the Annual Incentive Compensation assessment beginning on page 25 of the proxy statement.

VII.    OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The following table provides information on the current holdings of stock options and stock awards by the Named Executive Officers as of December 31, 2011. This table includes unexercised and unvested stock options, unvested restricted stock and unvested restricted stock units. Each equity grant is shown separately for each Named Executive Officer. The market value of the stock awards is based on the closing price of a share on December 30, 2011, the last business day of the fiscal year, which was $47.97.

		Option awards				Stock awards
Name (listed alphabetically following the Chief Executive Officer)	Grant Date	Number of Securities Underlying Unexercised Options- Exercisable (#)(1)(2)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)(2)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market value of Shares or Units of Stock That Have Not Vested ($)
van Paasschen	9/24/2007	63,895	—	58.69	9/24/2015
	2/28/2008	77,153	25,717	48.61	2/28/2016
	2/27/2009	348,968	548,968	11.39	2/27/2017
	2/26/2010	20,433	61,298	38.24	2/26/2018
	2/28/2011	—	50,995	61.28	2/28/2019
	2/26/2010					98,078	(3)	4,704,802
	3/01/2010					7,156	(4)	343,273
	2/28/2011					61,195	(3)	2,935,524
	3/01/2011					11,172	(4)	535,921
Avril	2/28/2007	20,723	—	65.15	2/28/2015
	2/28/2008	—	5,555	48.61	2/28/2016
	2/27/2009	—	164,690	11.39	2/27/2017
	2/26/2010	—	24,519	38.24	2/26/2018
	2/28/2011	—	20,398	61.28	2/28/2019
	2/28/2008					5,555	(3)	266,473
	2/26/2010					39,231	(3)	1,881,911
	3/01/2010					1,764	(4)	84,619
	2/28/2011					24,478	(3)	1,174,210
	3/01/2011					3,359	(4)	161,131
Prabhu	2/07/2006	79,913	—	48.80	2/07/2014
	2/28/2007	34,538	—	65.15	2/28/2015
	2/28/2008	59,022	19,674	48.61	2/28/2016
	2/27/2009	—	137,242	11.39	2/27/2017
	2/26/2010	12,260	36,779	38.24	2/26/2018
	2/28/2011	—	28,557	61.28	2/28/2019
	2/28/2008					6,558	(3)	314,587
	2/27/2009					109,794	(3)	5,266,818
	2/26/2010					58,847	(3)	2,822,891
	3/01/2010					2,152	(4)	103,231
	2/28/2011					34,269	(3)	1,643,884
	3/01/2011					3,359	(4)	161,131
Siegel	2/28/2007	34,538	—	65.15	2/28/2015
	2/28/2008	28,933	1,928	48.61	2/28/2016
	2/27/2009	104,304	130,380	11.39	2/27/2017
	2/26/2010	13,589	17,469	38.24	2/26/2018
	2/28/2011	3,921	16,987	61.28	2/28/2019
	2/28/2008					1,928	(3)	92,486
	2/26/2010					15,528	(3)	744,878
	3/01/2010					1,496	(4)	71,763
	2/28/2011					18,817	(3)	902,651
	3/01/2011					2,853	(4)	136,858
Turner	5/07/2008	33,806	33,806	53.25	5/07/2016
	2/27/2009	118,857	274,484	11.39	2/27/2017
	2/26/2010	31,876	95,625	38.24	2/26/2018
	2/28/2011	—	50,995	61.28	2/28/2019
	2/26/2010					17,000	(3)	815,490
	3/01/2010					1,520	(4)	72,914
	2/28/2011					20,398	(3)	978,492
	3/01/2011					2,899	(4)	139,065

(1)

In connection with the sale of 33 hotels to Host Hotels & Resorts, Inc. (or “Host”), Company stockholders received 0.6122 Host shares and $0.503 in cash for each of their Class B Shares. Holders of Company employee stock options and restricted stock did not receive this consideration while the market price of shares was reduced to reflect the payment of this consideration directly to the holders of the Class B Shares. In order to preserve the value of the Company’s options immediately before and after the Host transaction, the Company adjusted its stock options to reduce the strike price and increase the number of stock options using the intrinsic value method based on the share price immediately before and after the transaction. The option information provided reflects the number of options granted and the option exercise prices after these adjustments were made. As of December 31, 2011, this impacts Mr. Prabhu’s holdings only.

(2)	These options generally vest in equal installments on the first, second, third and fourth anniversary of their grant. As of September 4, 2010, Mr. Siegel’s 2008, 2009, 2010 and 2011 awards vest quarterly in equal installments over four years due to his retirement-eligible status, as defined in the LTIP. As of December 15, 2014, Mr. Prabhu’s awards will vest quarterly due to his retirement-eligible status, as defined in the LTIP.

(3)	For awards granted in 2008, the restricted stock or restricted stock units generally vest 75% on the third anniversary and 25% on the fourth anniversary of the date of grant. For awards granted in 2009, 2010 and 2011, the restricted stock or restricted stock units generally vest 100% on the third anniversary of their grant. As of September 4, 2010, Mr. Siegel’s 2008, 2010 and 2011 awards vest quarterly in equal installments due to his retirement eligible status, as defined in the LTIP.

(4)	These restricted stock units vest in equal installments on the first, second and third fiscal year-ends following the date of grant, and are distributed on the earlier of: (a) the third fiscal year-end or (b) a termination of employment. Shares underlying the restricted stock units that vested as of December 31, 2011, but which shares will not be distributed to the Named Executive Officers until either December 31, 2012 or 2013, are non-forfeitable with respect to each Named Executive Officer and will be included in the 2011 Option Exercises and Stock Vested table for the year in which they are settled.

VIII.    2011 OPTION EXERCISES AND STOCK VESTED

The following table discloses, for each Named Executive Officer, (i) option awards representing shares acquired pursuant to exercise of stock options during 2011; and (ii) stock awards representing (A) shares of restricted stock that vested in 2011 and (B) shares acquired in 2011 on account of vesting of restricted stock units. The table also discloses the value realized by the Named Executive Officer for each such event, calculated prior to the deduction of any applicable withholding taxes and brokerage commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
van Paasschen	—	—	88,662	4,017,527
Avril	96,074	4,379,200	84,088	4,168,058
Prabhu	108,621	4,083,261	55,111	3,143,017
Siegel	—	—	43,852	2,186,718
Turner	18,385	925,041	12,984	628,296

IX.    2011 NONQUALIFIED DEFERRED COMPENSATION

The Company’s Deferred Compensation Plan (the “Plan”) permits eligible executives, including our Named Executive Officers, to defer up to 100% of their Executive Plan cash bonus award, as applicable, and up to 75% of their base salary for a calendar year. The Company does not contribute to the Plan. No Named Executive Officer made deferrals under the Plan in 2011.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
van Paasschen	—	—	47,353	—	632,729	(1)
Avril	—	—	—	—	—
Prabhu	—	—	—	—	—
Siegel	—	—	—	—	—
Turner	—	—	—	—	—

(1)	$500,000 of this amount previously was reported as salary in the Summary Compensation Table.

Deferral elections are made in December for base salary paid in pay periods beginning in the following calendar year. Deferral elections are made in June for annual incentive awards that are earned for performance in that calendar year but paid in March of the following year. Deferral elections are irrevocable.

Elections as to the time and form of payment are made at the same time as the corresponding deferral election. A participant may elect to receive payment on February 1 of a calendar year while still employed or either 6 or 12 months following employment termination. Payment will be made immediately in the event a participant terminates employment on account of death, disability or on account of certain changes in control. A participant may elect to receive payment of his account balance in either a lump sum or in annual installments, so long as the account balance exceeds $50,000; otherwise payment will be made in a lump sum.

If a participant elects an in-service distribution, the participant may change the scheduled distribution date or form of payment so long as the change is made at least 12 months in advance of the scheduled distribution date. Any such change must provide that distribution will commence at least five years later than the scheduled distribution date. If a participant elects to receive a distribution upon employment termination, that election and the corresponding form of payment election are irrevocable. Withdrawals for hardship that result from an unforeseeable emergency are available, but no other unscheduled withdrawals are permitted.

The Plan uses the investment funds listed below as potential indices for calculating investment returns on a participant’s Plan account balance. The deferrals the participant directs for investment into these funds are adjusted based on a deemed investment in the applicable funds. The participant does not actually own the investments that he selects. The Company may, but is not required to, make identical investments pursuant to a variable universal life insurance product. When it does, participants have no direct interest in this life insurance.

Name of Investment Fund	1-Year Annualized Rate of Return (as of 2/28/11)
NVIT Money Market — Class V	–0.25%
PIMCO VIT Total Return — Admin Shares	5.21%
Fidelity VIP High Income — Service Class	5.78%
NVIT Inv Dest Moderate — Class 2	2.11%
T. Rowe Price Equity Income — Class II	.99%
Dreyfus Stock Index — Initial Shares	4.61%
Fidelity VIP II Contrafund — Service Class	1.47%
NVIT Mid Cap Index Class I	1.47%
Dreyfus IP Small Cap Stock Index — Service Shares	4.41%
NVIT International Index — Class 2	-8.44%
Invesco V.I. International Growth — Series I Shares	-1.32%

X.    POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company provides certain benefits to our Named Executive Officers in the event of employment termination, both in connection with a change in control and otherwise. These benefits are in addition to benefits available generally to salaried employees, such as distributions under the Company’s Savings Plan, disability insurance benefits and life insurance benefits. These benefits are described below.

A.	Termination Before Change in Control: Involuntary Other than for Cause, Voluntary for Good Reason, Death or Disability

Pursuant to Mr. van Paasschen’s employment agreement, if Mr. van Paasschen’s employment is terminated by the Company other than for cause or by Mr. van Paasschen for good reason, the Company will pay Mr. van Paasschen as a severance benefit (i) any accrued benefits; (ii) two times the sum of his base salary and target annual bonus and (iii) a pro rated target bonus for the year of termination. None of the other equity awards granted to Mr. van Paasschen would be accelerated. If Mr. van Paasschen’s employment were terminated because of his death or permanent disability, Mr. van Paasschen (or his estate) would be entitled to receive, in addition to any accrued benefits, a pro-rated target bonus for the year of termination pursuant to the terms of the underlying award agreements, and all of his equity awards would accelerate and vest.

Pursuant to Mr. Avril’s employment agreement, if Mr. Avril’s employment is terminated by the Company for any reason other than for cause, Mr. Avril will receive severance benefits of twelve months of base salary and the Company will continue to provide medical benefits coverage for up to twelve months after the date of termination. In addition, Mr. Avril will also be entitled to acceleration of all of his restricted stock and options that were granted prior to August 19, 2008, but no acceleration for equity awards granted on or after August 19, 2008. If Mr. Avril’s employment were terminated because of his death or permanent disability, pursuant to the terms of the underlying award agreements, all of his equity awards would accelerate and vest.

Pursuant to his employment agreement, if Mr. Prabhu’s employment is terminated by the Company for any reason other than for cause or by Mr. Prabhu for good reason, Mr. Prabhu will receive severance benefits of twelve months of base salary and the Company will continue to provide medical benefits coverage for up to twelve months after the date of termination. In addition, the Company will accelerate the vesting of 50% of Mr. Prabhu’s unvested restricted stock and options. The Company entered into a letter agreement on August 14, 2007 confirming the terms of the agreement as it relates to the acceleration of 50% of Mr. Prabhu’s unvested restricted stock and options if his employment is terminated by the Company without cause or is terminated by him voluntarily with good reason. If Mr. Prabhu’s employment were terminated because of his death or permanent disability, pursuant to the terms of the underlying award agreements, all of his equity awards would accelerate and vest.

Pursuant to Mr. Siegel’s employment agreement, in the event Mr. Siegel’s employment is terminated by the Company for any reason other than for cause, Mr. Siegel will receive severance benefits of twelve months of base salary plus 100% of his target annual incentive and the Company will continue to provide medical benefits coverage for up to twelve months after the date of termination. If Mr. Siegel’s employment were terminated because of his death or permanent disability, pursuant to the terms of the underlying award agreements, all of his equity awards would accelerate and vest.

Pursuant to Mr. Turner’s employment agreement, if Mr. Turner’s employment is terminated by the Company for any reason other than for cause or by Mr. Turner for good reason, Mr. Turner will receive severance benefits of twelve months base salary and the Company will continue to provide medical benefits coverage for up to twelve months after the date of termination. The receipt of such severance benefits is subject to and conditioned upon Mr. Turner’s compliance with his agreement not to engage in competitive activities or solicit employees for a period of twelve months after the date of termination. If Mr. Turner’s employment we terminated because of his death or permanent disability, pursuant to the term of the underlying award agreements, all of his equity awards would accelerate and vest.

B.    Termination in the Event of Change in Control

The Company has entered into severance agreements with each of Messrs. Prabhu and Siegel. Each severance agreement provides for a term of three years, with automatic one-year extensions until either the executive or the Company notifies the other that such party does not wish to extend the agreement. If a Change in Control (as described below) occurs, the agreement will continue for at least 24 months following the date of such Change in Control.

Each agreement provides that if, following a Change in Control, the executive’s employment is terminated without Cause (as defined in the agreement) or with Good Reason (as defined in the agreement), the executive would receive, in addition to any accrued salary or normal post-termination compensation and benefits in accordance with the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the date of termination, the following:

•

two times the sum of his base salary plus the average of the annual bonuses earned by the executive in the three fiscal years ending immediately prior to the fiscal year in which the termination occurs or, if higher, the annual bonus earned in the immediately prior year;

•	continued medical benefits for two years, reduced to the extent benefits of the same type are received by or made available to the executive from another employer;

•

a lump sum amount, in cash, equal to the sum of (A) any unpaid incentive compensation which had been allocated or awarded to the executive for any measuring period preceding termination under any annual or long-term incentive plan and which, as of the date of termination, is contingent only upon the continued employment of the executive until a subsequent date, and (B) the aggregate value of all contingent incentive compensation awards allocated or awarded to the executive for all then uncompleted periods under any such plan that the executive would have earned on the last day of the performance award period, assuming the achievement, at the target level, of the individual and corporate performance goals established with respect to such award;

•	immediate vesting of stock options, restricted stock and restricted stock units held by the executive under any stock option or incentive plan maintained by the Company;

•

outplacement services suitable to the executive’s position for a period of two years or, if earlier, until the first acceptance by the executive of an offer of employment, the cost of which will not exceed 20% of the executive’s base salary;

•	a lump sum payment of the executive’s deferred compensation paid in accordance with Section 409A distribution rules; and

•

immediate vesting of all unvested 401(k) contributions in the executive’s 401(k) account or payment by the Company of an amount equal to any such unvested amounts that are forfeited by reason of the executive’s termination of employment.

In addition, to the extent that any executive becomes subject to the “golden parachute” excise tax imposed under Section 4999 of the Code, the executive would receive a gross-up payment in an amount sufficient to offset the effects of such excise tax.

Under the severance agreements, a “Change in Control” is deemed to occur upon any of the following events:

•

any person becomes the beneficial owner of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company;

•	a majority of the directors cease to serve on the Company’s Board in connection with a successful hostile proxy contest;

¡	a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than:

¡	a merger or consolidation in which securities of the Company would represent at least 70% of the voting power of the surviving entity; or

•	a merger or consolidation effected to implement a recapitalization of the Company in which no person becomes the beneficial owner of 25% or more of the voting power of the Company; or

•

approval of a plan of liquidation or dissolution by the stockholders or the consummation of a sale of all or substantially all of the Company’s assets, other than a sale to an entity in which the Company’s stockholders would hold at least 70% of the voting power in substantially the same proportions as their ownership of the Company immediately prior to such sale. However, a “Change in Control” does not include a transaction in which Company stockholders continue to hold substantially the same proportionate ownership in the entity which would own all or substantially all of the Company’s assets following such transaction.

Each of Messrs. Avril and Turner entered into similar change in control agreements in connection with their employment with the Company, provided that no tax gross-up is provided if such payments become subject to the excise tax. If such payments are subject to the excise tax, the benefits under the agreement will be reduced until the point where the executive is better off paying the excise tax rather than reducing the benefits.

Mr. van Paasschen’s employment agreement provides that he would be entitled to the following benefits if his employment were terminated without cause or he resigned with good reason following a Change in Control:

•	two times the sum of his base salary and target annual bonus;

•	a lump sum payment, in cash, equal to the unpaid incentive compensation then subject to performance conditions, payable at the maximum level of performance;

•	immediate vesting of stock options, restricted stock and restricted stock units held under any stock option or incentive plan maintained by the Company;

•	a lump sum payment of his nonqualified deferred compensation paid in accordance with Section 409A distribution rules; and

•

immediate vesting of all unvested 401(k) contributions in his 401(k) account or payment by the Company of an amount equal to any such unvested amounts that are forfeited by reason of his termination of employment.

In addition, to the extent that Mr. van Paasschen becomes subject to the “golden parachute” excise tax imposed under Section 4999 of the Code, he would receive a gross-up payment in an amount sufficient to offset the effects of such excise tax.

C.    Estimated Payments Upon Termination

The tables below reflect the estimated amounts payable to the Named Executive Officers in the event their employment with the Company had terminated as of December 30, 2011 under various circumstances, and includes amounts earned through that date. The actual amounts that would become payable in the event of an actual employment termination can only be determined at the time of such termination.

1.    Involuntary Termination without Cause or Voluntary Termination for Good Reason

The following table discloses the amounts that would have become payable on account of an involuntary termination without cause or a voluntary termination for good reason outside of the change in control context.

Name	Severance Pay ($)	Medical Benefits ($)	Vesting of Restricted Stock ($)(1)	Vesting of Stock Options ($)(2)	Total ($)
van Paasschen	10,000,000	—	—	—	10,000,000
Avril(3)	751,750	10,070	266,473	—	1,028,293
Prabhu	751,750	10,070	5,443,396	2,689,526	8,894,742
Siegel(3)	1,276,980	9,524	—	—	1,286,504
Turner	750,020	9,524	—	—	759,544

(1)	Includes values for holdings of restricted stock and restricted stock units. With respect to Mr. Prabhu, includes vested but deferred restricted stock units in accordance with the Executive Plan.

(2)	Excludes vested stock options.

(3)	Messrs. Siegel and Avril’s employment agreements provide for payments in the event of involuntary termination other than for cause but do not provide for payments in the event of voluntary termination for good reason.

2.  Termination on Account of Death or Disability

The following table discloses the amounts that would have become payable on account of a termination on account of death or disability.

Name	Severance Pay ($)	Medical Benefits ($)	Vesting of Restricted Stock ($)(1)	Vesting of Stock Options ($)(2)	Total ($)
van Paasschen(3)	2,500,000	—	9,474,075	33,646,640	45,620,715
Avril	751,750	10,070	3,818,172	6,263,876	10,843,868
Prabhu	751,750	10,070	10,599,595	5,498,393	16,859,808
Siegel	1,276,980	9,524	2,160,665	8,888,264	12,335,433
Turner	750,020	9,524	2,221,443	15,631,603	18,612,590

(1)	Includes values for holdings of restricted stock and restricted stock units. Includes vested but deferred restricted stock units in accordance with the Executive Plan.

(2)	Includes vested stock options. Vested stock options could be subject to loss by the Named Executive Officers in the event of a termination for cause and certain other events but could not in the event of termination on account of death or disability.

(3)	Excludes $632,729 of Mr. van Paasschen’s nonqualified deferred compensation that is payable upon death, disability or certain changes in control as discussed in the 2011 Nonqualified Deferred Compensation section beginning on page 42.

3.  Change in Control

The following table discloses the amounts that would have become payable on account of an involuntary termination without cause following a change in control or a voluntary termination with good reason following a change in control.

Name	Severance Pay ($)	Medical Benefits ($)	Vesting of Restricted Stock ($)(1)	Vesting of Stock Options ($)(2)	Outplacement ($)	401(k) Payment ($)	Tax Gross-Up ($)	Total ($)
van Paasschen(3)	12,500,000	4,848	9,474,075	33,646,640	—	—	—	55,625,563
Avril	4,059,450	27,390	3,818,172	6,263,876	150,350	—	—	14,319,238
Prabhu	4,059,450	27,390	10,599,595	5,498,393	150,350	—	—	20,335,178
Siegel	3,447,846	25,904	2,160,665	8,888,264	127,698	—	—	14,650,377
Turner	3,807,060	25,904	2,221,443	15,631,603	150,004	—	—	21,836,014

(1)	Includes values for holdings of restricted stock and restricted stock units. Includes vested but deferred restricted stock units in accordance with the Executive Plan.

(2)	Includes vested stock options. Vested stock options could be subject to loss by the Named Executive Officers in the event of a termination for cause and certain other events but could not in the event of an involuntary termination without cause following a change in control or a voluntary termination with good reason following a change in control.

(3)	If the amount of severance pay and other benefits payable on change in control is greater than three times certain base period taxable compensation for Mr. van Paasschen, a 20% excise tax is imposed on the excess amount of such severance pay and other benefits. Excludes $632,729 of Mr. van Paasschen’s nonqualified deferred compensation that is payable upon death, disability or certain changes in control as discussed in the 2011 Nonqualified Deferred Compensation section beginning on page 42.

XI.    DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based awards to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that members of the Board spend in fulfilling their duties to the Company as well as the skill level required by the Company of its directors. The current compensation structure is described below.

For 2011, under the Company’s director share ownership guidelines, each non-employee director (“Non-Employee Director”) was required to own shares (or deferred compensation stock equivalents) that have a market price equal to four times the annual Non-Employee Director’s fees paid to such Non-Employee Director. If any Non-Employee Director fails to satisfy this requirement, sales of shares by such Non-Employee Director shall be subject to a 35% retention requirement. Any new Non-Employee Director shall be given a period of three years to satisfy this requirement.

Non-Employee Directors receive compensation for their services as described below.

A.    Annual Fees

Each Non-Employee Director receives an annual fee in the amount of $80,000, payable in four equal installments of shares issued under our LTIP. The number of shares to be issued is based on the fair market value of a share using the average of the high and low price of the Company’s stock as of December 31 of the year prior to grant.

A Non-Employee Director may elect to receive up to one-half of the annual fee in cash and to defer (at an annual interest rate of LIBOR plus 1 1/2 % for deferred cash amounts) any or all of such annual fee payable in cash. A Non-Employee Director is also permitted to elect to defer to a deferred unit account any or all of the annual fee payable in shares. Deferred cash or stock amounts are payable in accordance with the Non-Employee Director’s advance election.

Non-Employee Directors serving as members of the Audit Committee receive an additional annual fee payable in cash of $10,000 ($25,000 for the Chairman of the Audit Committee). The chairperson of each other committee of the Board receives an additional annual fee payable in cash of $12,500. The Chairman of the Board receives an additional fee of $150,000, payable quarterly in restricted stock units which vest in three years.

B.    Attendance Fees

Non-Employee Directors do not receive fees for attendance at meetings.

C.    Equity grant

In 2011, each Non-Employee Director received an annual equity grant (made at the same time as the annual grant is made to Company employees) under our LTIP with a value of $125,000. The equity grant was delivered 50% in restricted stock units and 50% in stock options. The number of restricted stock units is determined by dividing the award value by the fair market value of the Company’s stock on the date of grant (fair market value is calculated as the average of the high and low share price on such date). The number of options is determined by dividing the award value by the fair market value of the Company’s stock on the date of grant (fair market value is calculated as the average of the high and low share price on such date) and multiplying by two and one half, which we believe historically approximates the number of options determined through formal lattice model option valuation. The options are fully vested and exercisable upon grant and are scheduled to expire eight years after the grant date. The restricted stock units awarded pursuant to the annual grant generally vest upon the earlier of (i) the third anniversary of the grant date and (ii) the date such person ceases to be a director of the Company.

D.    Starwood Preferred Guest Program Points and Rooms

In 2011, each Non-Employee Director received an annual grant of 750,000 Starwood Preferred Guest (“SPG”) points to encourage them to visit and personally evaluate our properties.

E.    Other Compensation

The Company reimburses Non-Employee Directors for travel expenses, other out-of-pocket costs they incur when attending meetings and, for one meeting per year, expenses related to attendance by spouses.

We have summarized the compensation paid by the Company to our Non-Employee Directors in 2011 in the table below.

Name(1)	Fees earned or Paid in Cash ($)	Stock Awards(2) (3) ($)	Option Awards(4) ($)	All Other Compensation(5) ($)	Total ($)
Adam M. Aron	22,500	142,402	49,276	18,750	232,928
Charlene Barshefsky	52,500	102,454	49,276	21,240	225,470
Thomas E. Clarke	50,000	102,454	49,276	18,750	220,480
Clayton C. Daley, Jr.	65,000	102,454	49,276	35,005	251,735
Bruce W. Duncan	—	292,446	49,276	20,150	361,872
Lizanne Galbreath	—	142,402	49,276	19,086	210,764
Eric Hippeau	—	142,402	49,276	34,763	226,441
Stephen R. Quazzo	12,500	142,402	49,276	18,750	222,928
Thomas O. Ryder	—	142,402	49,276	20,510	212,188
Kneeland C. Youngblood	50,000	102,454	49,276	18,750	220,480

(1)	Mr. van Paasschen is not included in this table because he was an employee of the Company and thus received no compensation for his services as a director. Mr. van Paasschen’s 2011 compensation from the Company is disclosed in the 2011 Summary Compensation Table on page 37.

(2)	As of December 31, 2011, every director, with the exception of Mr. Duncan, held 7,047 restricted stock units that had not vested. As of December 31, 2011, Mr. Duncan held 22,267 restricted stock units that had not vested.

(3)	Represents the grant date fair value for stock (deferred and otherwise) and restricted stock unit awards granted during the year computed in accordance with ASC 718. For additional information, refer to Note 22 of the Company’s financial statements filed with the SEC as part of the Form 10-K for the year ended December 31, 2011. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that will be recognized by the Named Executive Officers. The grant date fair value of each stock award is set forth below:

Director	Grant Date	Number of Shares of Stock/Units	Grant Date Fair Value ($)
Adam M. Aron	2/28/2011	1,020	62,506
	3/31/2011	328	19,974
	6/30/2011	328	19,974
	9/30/2011	328	19,974
	12/31/2011	328	19,974
Charlene Barshefsky	2/28/2011	1,020	62,506
	3/31/2011	164	9,987
	6/30/2011	164	9,987
	9/30/2011	164	9,987
	12/31/2011	164	9,987
Thomas E. Clarke	2/28/2011	1,020	62,506
	3/31/2011	164	9,987
	6/30/2011	164	9,987
	9/30/2011	164	9,987
	12/31/2011	164	9,987
Clayton C. Daley, Jr.	2/28/2011	1,020	62,506
	3/31/2011	164	9,987
	6/30/2011	164	9,987
	9/30/2011	164	9,987
	12/31/2011	164	9,987

Director	Grant Date	Number of Shares of Stock/Units	Grant Date Fair Value ($)
Bruce W. Duncan	2/28/2011	1,020	62,506
	3/31/2011	616	37,511
	3/31/2011	328	19,974
	6/30/2011	616	37,511
	6/30/2011	328	19,974
	9/30/2011	616	37,511
	9/30/2011	328	19,974
	12/31/2011	616	37,511
	12/31/2011	328	19,974
Lizanne Galbreath	2/28/2011	1,020	62,506
	3/31/2011	328	19,974
	6/30/2011	328	19,974
	9/30/2011	328	19,974
	12/31/2011	328	19,974
Eric Hippeau	2/28/2011	1,020	62,506
	3/31/2011	328	19,974
	6/30/2011	328	19,974
	9/30/2011	328	19,974
	12/31/2011	328	19,974
Stephen R. Quazzo	2/28/2011	1,020	62,506
	3/31/2011	328	19,974
	6/30/2011	328	19,974
	9/30/2011	328	19,974
	12/31/2011	328	19,974
Thomas O. Ryder	2/28/2011	1,020	62,506
	3/31/2011	328	19,974
	6/30/2011	328	19,974
	9/30/2011	328	19,974
	12/31/2011	328	19,974
Kneeland C. Youngblood	2/28/2011	1,020	62,506
	3/31/2011	164	9,987
	6/30/2011	164	9,987
	9/30/2011	164	9,987
	12/31/2011	164	9,987

(4)	Represents the aggregate grant date fair value for stock option awards granted during the year computed in accordance with ASC 718. For additional information, refer to Note 22 of the Company’s financial statements filed with the SEC as part of the Form 10-K for the year ended December 31, 2011. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that will be recognized by the directors. As of December 31, 2011, each director has the following aggregate number of stock options outstanding: Mr. Aron, 28,578; Ambassador Barshefsky, 25,222; Dr. Clarke, 20,468; Mr. Daley, 16,181; Mr. Duncan, 69,447; Ms. Galbreath, 36,201; Mr. Hippeau, 36,201; Mr. Quazzo, 36,201; Mr. Ryder, 36,201; Dr. Youngblood, 25,222. All directors received a grant of 2,550 options on February 28, 2011 with a grant date fair value of $49,276.

(5)	We reimburse Non-Employee Directors for travel expenses and other out-of-pocket costs they incur when attending meetings and, for one meeting per year, attendance by spouses. In addition, in 2011 Non-Employee Directors received 750,000 SPG points valued at $18,750. Non-Employee Directors receive interest on deferred dividends. Pursuant to SEC rules, perquisites and personal benefits are not reported for any director for whom such amounts were less than $10,000 in the aggregate for 2011 but must be identified by type for each director for whom such amounts were equal to or greater than $10,000 in the aggregate. SEC rules do not require specification of the value of any type of perquisite or personal benefit provided to the Non-Employee Directors because no such value exceeded $25,000.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of Starwood Hotels & Resorts Worldwide, Inc. (the “Company”), which is comprised entirely of “independent” directors, as determined by the Board in accordance with the New York Stock Exchange (the “NYSE”) listing requirements and applicable federal securities laws, serves as an independent and objective party to assist the Board in fulfilling its oversight responsibilities including, but not limited to, (i) monitoring the quality and integrity of the Company’s financial statements, (ii) monitoring compliance with legal and regulatory requirements, (iii) assessing the qualifications and independence of the independent registered public accounting firm and (iv) establishing and monitoring the Company’s systems of internal controls regarding finance, accounting and legal compliance. The Audit Committee operates under a written charter which meets the requirements of applicable federal securities laws and the NYSE requirements.

In the first quarter of 2012, the Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2011 with management, the Company’s internal auditors and the independent registered public accounting firm, Ernst & Young LLP, including the matters required to be discussed with the independent accountant by Statement of Auditing Standards No. 61, as amended. The Audit Committee also discussed with the independent registered public accounting firm matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the Audit Committee required pursuant to Rule 3526 of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Audit Committee of the Board of Directors

Clayton C. Daley, Jr., Chairman
Adam M. Aron
Thomas E. Clarke
Kneeland C. Youngblood

Audit Fees

The aggregate amounts paid by the Company for the fiscal years ended December 31, 2011 and 2010 to the Company’s principal accounting firm, Ernst & Young, are as follows (in millions):

	2011	2010
Audit Fees(1)	$6.6	$5.6
Audit-Related Fees(2)	$0.8	$0.9
Tax Fees(3)	$1.5	$0.6

Total	$8.9	$7.1

(1)	Audit fees include the fees paid for the annual audit, the review of quarterly financial statements and assistance with financial reports required as part of regulatory and statutory filings and the audit of the Company’s internal controls over financial reporting with the objective of obtaining reasonable assurance about whether effective internal controls over financial reporting were maintained in all material respects.

(2)	Audit-related fees include fees for audits of employee benefit plans, audit and accounting consultation and other attest services.

(3)	Tax fees include domestic and foreign tax compliance and consultations regarding tax matters.

The Company has adopted a policy which requires the Audit Committee of the Board of Directors to approve the hiring of any current or former employee (within the last five years) of the Company’s independent registered public accounting firm into any position (i) as a manager or higher, (ii) in its accounting or tax departments, (iii) where the hire would have direct involvement in providing information for use in its financial reporting systems, or (iv) where the hire would be in a policy setting position. When undertaking its review, the Audit Committee considers applicable laws, regulations and related commentary regarding the definition of “independence” for independent registered public accounting firms.

Pre-Approval of Services

The Audit Committee pre-approves all services, including both audit and non-audit services, provided by the Company’s independent registered public accounting firm. The independent registered public accounting firm submits an audit services fee proposal, which also must be approved by the Audit Committee before the audit commences. The Audit Committee may delegate authority to one of its members to pre-approve all audit/non-audit services by the independent registered public accounting firm, as long as these approvals are presented to the full Audit Committee at its next regularly scheduled meeting.

Management submits to the Audit Committee all non-audit services that it recommends the independent registered public accounting firm be engaged to provide and an estimate of the fees to be paid for each. Management and the independent registered public accounting firm must each confirm to the Audit Committee that the performance of the non-audit services on the list would not compromise the independence of the registered public accounting firm and would be permissible under all applicable legal requirements. The Audit Committee must approve both the list of non-audit services and the budget for each such service before commencement of the work. Management and the independent registered public accounting firm report to the Audit Committee at each of its regular meetings as to the non-audit services actually provided by the independent registered public accounting firm and the approximate fees incurred by the Company for those services.

All audit and permissible non-audit services provided by Ernst & Young to the Company for the fiscal years ended December 31, 2011 and 2010 were pre-approved by the Audit Committee or our Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during fiscal year 2011 were all independent directors, and no member was an employee or former employee of the Company. None of the Compensation Committee members had any relationship requiring disclosure under the Related Person Transaction Policy described below. During fiscal year 2011, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose officer served on our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a Corporate Opportunity and Related Person Transaction Policy (the “Related Person Transaction Policy”), the purpose of which is to address the reporting, review and approval or ratification of transactions with directors, director nominees, executive officers, stockholders known to own of record or beneficially more than five percent of our shares (“5% Holders”) and each of the foregoing’s respective family members and/or corporate affiliates (collectively “Covered Persons”). As a general matter, we seek to avoid Related Person Transactions because they can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to be, based on considerations other than the Company’s best interests. For purposes of the policy, a “Related Person Transaction” means any transaction involving the Company in which a Covered Person has a direct or indirect material interest. A transaction involving entities controlled by the Company shall be deemed a transaction in which the Company participates. However, we recognize that in some circumstances transactions between us and related persons may be incidental to the normal course of business or provide an opportunity that is in the best interests of the Company, or that is not inconsistent with the best interests of the Company, or is more efficient to pursue than an alternative transaction. The Board has charged the Governance Committee with establishing and periodically reviewing our Related Person Transaction Policy. A copy of the policy is posted on our website at www.starwoodhotels.com/corporate/investor_relations.html.

The Related Person Transaction Policy also governs certain corporate opportunities to ensure that Corporate Opportunities are not pursued by Covered Persons unless and until the Company has determined that it is not interested in pursuing said opportunity. For purposes of the policy, a “Corporate Opportunity” means any opportunity (i) that is within the Company’s existing line of business or is one in which the Company either has an existing interest or a reasonable expectancy of an interest; and (ii) the Company is reasonably capable of pursuing.

Under the Related Person Transaction Policy, except as otherwise provided, each director, executive officer, and 5% Holder is required to submit any such Related Person Transaction or Corporate Opportunity to the Governance Committee for review. In its review, the Governance Committee is to consider all relevant facts and circumstances to determine whether it should (i) reject the proposed transaction; (ii) conclude that the proposed transaction is appropriate and suggest that the Company pursue it on the terms presented or on different terms, and in the case of a Corporate Opportunity, suggest that the Company pursue the Corporate Opportunity on its own, with the party who brought the proposed transaction to the Company’s attention or with another third party; or (iii) ask the Board of Directors to consider the proposed transaction so that the Board of Directors may then take either of the actions described in (i) or (ii) above, and, at the Governance Committee’s option, in connection with (iii), make a recommendation to the Board of Directors.

Any person bringing a proposed transaction to the Governance Committee is obligated to provide any and all information requested by the Governance Committee and, in the case of a director, such director must recuse himself or herself from any vote or other deliberation on the matter.

The policy may be changed at any time by the Board of Directors.

OTHER MATTERS

The Board of Directors is not aware of any matters not referred to in this proxy statement that may properly be presented for action at the Annual Meeting. The deadline for stockholders to submit matters for consideration at the Annual Meeting and have it included in these proxy materials was November 22, 2011, and the deadline for stockholders to submit matters for consideration at the Annual Meeting without having the proposal included in these proxy materials expired on February 20, 2012. However, if any other matter properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby in accordance with their discretion.

SOLICITATION COSTS

The Company will pay the cost of soliciting proxies for the Annual Meeting, including the cost of mailing. The solicitation is being made by mail and over the Internet and may also be made by telephone or in person using the services of a number of regular employees of the Company at nominal cost. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy materials to beneficial owners of shares. The Company has engaged D.F. King & Co., Inc. to solicit proxies and to assist with the distribution of proxy materials for a fee of $19,500 plus reasonable out-of-pocket expenses.

HOUSEHOLDING

The SEC allows us to deliver a single proxy statement and annual report or Notice to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, the Company and banks and brokerage firms that hold your shares have delivered only one proxy statement and annual report or Notice to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report or Notice to any stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report or Notice, now or in the future, may obtain one, without charge, by addressing a request to Investor Relations, Starwood Hotels & Resorts Worldwide, Inc., One StarPoint, Stamford, Connecticut 06902 or by calling (203) 351-3500. You may also obtain a copy of the proxy statement and annual report from the investor relations page on the Company’s website (www.starwoodhotels.com/corporate/investor_relations.html). Stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports or Notices and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the shares and wish to receive only one copy of the proxy statement and annual report or Notice in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

If you want to make a proposal for consideration at next year’s annual meeting and have it included in the Company’s proxy materials, the Company must receive your proposal by November 22, 2012, and the proposal must comply with the rules of the SEC.

If you want to make a proposal or nominate a director for consideration at next year’s annual meeting without having the proposal included in the Company’s proxy materials, you must comply with the then current advance notice provisions and other requirements set forth in the Company’s Bylaws, including that the Company must receive your proposal on or after January 23, 2013 and on or prior to February 17, 2013, with certain exceptions if the date of next year’s annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2012 Annual Meeting.

If the Company does not receive your proposal or nomination by the appropriate deadline and in accordance with the terms of the Company’s Bylaws, then it may not properly be brought before the 2013 Annual Meeting of Stockholders.

The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

You should address your proposals or nominations to the Corporate Secretary, Starwood Hotels & Resorts Worldwide, Inc., One StarPoint, Stamford, Connecticut 06902, Attention: Kenneth S. Siegel, Corporate Secretary.

By Order of the Board of Directors,

Kenneth S. Siegel

Corporate Secretary

General Directions To

The St. Regis Bal Harbour Resort

From Miami International Airport (MIA)

•	Proceed east on State Road 836.

•	Exit onto Interstate 95 North towards Fort Lauderdale.

•	Take Exit 9 for Bal Harbour and turn right onto 125th Street (922).

•	Proceed east on 125th Street (922) as it becomes 123rd Street (Toll Road).

•	After 123rd becomes 96th Street, turn left onto Collins Avenue.

•	The hotel will be on the right.

From North

•	Follow Interstate 95 South to Exit 9 for Bal Harbour.

•	Turn left onto 125th Street (922).

•	Proceed east on 125th Street (922) as it becomes 123rd Street (Toll Road).

•	After 123rd becomes 96th Street, turn left onto Collins Avenue.

•	The hotel will be on the right.

From Ft. Lauderdale International Airport (FLL)

•	Exit the airport via Interstate 595.

•	Proceed west and exit onto Interstate 95 South.

•	Take Exit 9 for Bal Harbour and turn left onto 125th Street (922).

•	Proceed east on 125th Street (922) as it becomes 123rd Street (Toll Road).

•	After 123rd becomes 96th Street, turn left onto Collins Avenue.

•	The hotel will be on the right.

From South

•	Follow Interstate 95 North towards Fort Lauderdale.

•	Take Exit 9 for Bal Harbour and turn right onto 125th Street (922).

•	Proceed east on 125th Street (922) as it becomes 123rd Street (Toll Road).

•	After 123rd becomes 96th Street, turn left onto Collins Avenue.

•	The hotel will be on the right.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC. ONE STARPOINT STAMFORD, CT 06902

VOTE BY PROXY BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date or any cut-off date described in the proxy statement. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PROXY BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date or any cut-off date described in the proxy statement. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY PROXY BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or send it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE CONFIRMATION

You may confirm that your instructions were received and included in the final tabulation to be issued at the Annual Meeting on May 3, 2012 via the ProxyVote Confirmation link at www.proxyvote.com by using the information printed in the box marked by the arrow .. Vote confirmation is available 24 hours after your vote is received beginning April 18, 2012, with the final vote tabulation remaining available through July 3, 2012.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Starwood Hotels & Resorts Worldwide, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M43001-P19871	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC. Vote on Directors			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of the following nominees:			☐	☐	☐
1.	Election of Directors
Nominees
01) Frits van Paasschen 06) Clayton C. Daley, Jr.
02) Bruce W. Duncan 07) Lizanne Galbreath
03) Adam M. Aron 08) Eric Hippeau
04) Charlene Barshefsky 09) Stephen R. Quazzo
05) Thomas E. Clarke 10) Thomas O. Ryder

Vote on Proposals
The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
2.	A proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers.							☐	☐	☐
3.	A proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

General Directions To

The St. Regis Bal Harbour Resort

From Miami International Airport (MIA)

•	Proceed east on State Road 836.

•	Exit onto Interstate 95 North towards Fort Lauderdale.

•	Take Exit 9 for Bal Harbour and turn right onto 125th Street (922).

•	Proceed east on 125th Street (922) as it becomes 123rd Street (Toll Road).

•	After 123rd becomes 96th Street, turn left onto Collins Avenue.

•	The hotel will be on the right.

From North

•	Follow Interstate 95 South to Exit 9 for Bal Harbour.

•	Turn left onto 125th Street (922).

•	Proceed east on 125th Street (922) as it becomes 123rd Street (Toll Road).

•	After 123rd becomes 96th Street, turn left onto Collins Avenue.

•	The hotel will be on the right.

From Ft. Lauderdale International Airport (FLL)

•	Exit the airport via Interstate 595.

•	Proceed west and exit onto Interstate 95 South.

•	Take Exit 9 for Bal Harbour and turn left onto 125th Street (922).

•	Proceed east on 125th Street (922) as it becomes 123rd Street (Toll Road).

•	After 123rd becomes 96th Street, turn left onto Collins Avenue.

•	The hotel will be on the right.

From South

•	Follow Interstate 95 North towards Fort Lauderdale.

•	Take Exit 9 for Bal Harbour and turn right onto 125th Street (922).

•	Proceed east on 125th Street (922) as it becomes 123rd Street (Toll Road).

•	After 123rd becomes 96th Street, turn left onto Collins Avenue.

•	The hotel will be on the right.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and the Annual Report are available at www.proxyvote.com.

M43002-P19871

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Proxy solicited by the Board of Directors for

2012 Annual Meeting of Stockholders

and any postponement or adjournment thereof

I, a stockholder of Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the “Company”), hereby appoint Frits van Paasschen, Bruce Duncan and Kenneth S. Siegel, or each of them, proxies and attorneys-in-fact, with full power of substitution, to attend and represent me at the Annual Meeting of Stockholders of the Company, to be held at The St. Regis Bal Harbour Resort, 9703 Collins Avenue, Bal Harbour, Florida 33154, on May 3, 2012, at 10:00 a.m. local time, and at any adjournment or postponement thereof, and to cast on my behalf all votes that I am entitled to cast at such meeting as I direct on the reverse side of this card. I hereby acknowledge receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement, the terms of which are incorporated by reference, and revoke any proxy previously given by me with respect to such meeting.

This proxy will be voted as directed, or if no direction is indicated, the proxy holders will vote the shares represented by this proxy "FOR" Proposals 1, 2 and 3 and in the discretion of the proxy holders on any other matter that may properly come before the meeting.

Continued and to be signed on reverse side